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Exhibit 10.18

LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT

        This License, Development, and Commercialization Agreement is entered into as of the Execution Date by and between Anacor Pharmaceuticals, Inc., a Delaware corporation having offices at 1060 East Meadow Circle, Palo Alto, CA 94303-4230 ("Anacor"), and Schering Corporation, a New Jersey corporation having offices at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 ("Licensee").

RECITALS

        WHEREAS, Anacor possesses intellectual property relating to a proprietary compound known as AN2690;

        WHEREAS, Licensee is engaged in the research, development and commercialization of pharmaceutical products; and

        WHEREAS, Anacor and Licensee desire to enter into a collaboration under which Licensee will obtain a worldwide exclusive license to develop and commercialize products containing AN2690, and Anacor will have an option to co-promote such products to dermatologists and certain other entities in the United States, all under the terms and conditions set forth below.

        NOW THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. For the avoidance of doubt, each of MSP Singapore Company, LLC, MSP Technology (US) Company, LLC, MSP Distribution Services (C) LLC, and MSP Marketing Services (C) LLC (each an MSP Company and collectively, the "MSP Companies"), and any other Person controlled by the MSP Companies, shall be deemed not to be an Affiliate of Licensee unless Licensee acquires such MSP Company.

        1.2    "Anacor Background Know-How" means any Know-How Controlled by Anacor or its Affiliates that is generated prior to the Effective Date or other than in performance of, activities conducted under this Agreement.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXHIBITS AND SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. ANACOR PHARMACEUTICALS, INC. UNDERTAKES TO PROVIDE COPIES OF THE OMITTED EXHIBITS AND SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

        1.3    "Anacor Background Patents" means any and all Patents that are Controlled by Anacor or any of its Affiliates that claim discoveries, inventions, developments or innovations made by or on behalf of Anacor either prior to the Effective Date and/or other than in performance of activities conducted under this Agreement, including, without limitation, the Anacor Background Patents described in Schedule A.

        1.4    "Anacor IP" means the Anacor Background Know-How, Anacor Background Patents, Anacor Program Know-How, Anacor Program Patents, and Anacor's rights to the Joint Program Patents and Joint Program Know-How.

        1.5    "Anacor Program Know-How" means any Program Know-How (other than Joint Program Know-How) Controlled by Anacor or any of its Affiliates.

        1.6    "Anacor Program Patents" means any Program Patents (other than Joint Program Patents) Controlled by Anacor or any of its Affiliates, including, without limitation, the Anacor Program Patents described in Schedule A.

        1.7    "Business Day" means a day on which banking institutions in New York, New York, United States are open for business.

        1.8    "Commercialization" means, with respect to Licensed Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall also include Commercialization Studies. "Commercialize" has a correlative meaning.

        1.9    "Commercialization Studies" means a study or data collection effort for the Product that is initiated in the Territory after receipt of Regulatory Approval for the Licensed Product and is principally intended to support the Commercialization of the Licensed Product in the Territory; provided, that such study or data collection effort is not principally to support or maintain a Regulatory Approval or obtain a label change or maintain a label.

        1.10    "Commercially Reasonable Efforts" means such efforts and resources as are commonly used in the pharmaceutical industry for an ethical drug of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, the cost to Develop and Commercialize the product, the risks inherent in the Development and Commercialization of the product, its competitiveness compared to alternative products, the proprietary position of the product, the scope, timing and likelihood of Regulatory Approvals; provided, however, Licensee shall not disadvantage the Licensed Product to the advantage of other Licensee onochomycosis products, to the extent such products exist.

        1.11    "Confidential Information" means, with respect to each of the Parties, any and all proprietary data, information or materials disclosed or otherwise made available by a Party or its Affiliates to the other Party or any of its Affiliates, including, without limitation, any such data, information or materials related to substances, formulations, devices (and/or any components thereof), techniques, technology, regulatory requirements and strategies, equipment, study results, reports, know-how, sources for manufacture and supply, patent position and business plans.

        1.12    "Controlled" shall mean, with respect to a Person, that such Person (or any of its Affiliates) has the legal authority to grant a license or sublicense of intellectual property rights to another Person (other than pursuant to this Agreement) without breaching the terms of any agreement with a Third Party.

        1.13    "Co-Promotion Agreement" has the meaning set forth in Section 6.2(a).

        1.14    "Co-Promotion Notice" has the meaning set forth in Section 6.2(b).

        1.15    "Co-Promotion Option" has the meaning set forth in Section 6.2(a).

        1.16    "Co-Promotion Target Audience" means dermatologists in the United States.

        1.17    "Development" or "Develop" means research activities and non-clinical (including without limitation pre-clinical) and clinical drug development activities, including, among other things: drug discovery, toxicology, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining and maintaining Regulatory Approval (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing. Development shall include all clinical studies (including Phase III-B) that are primarily intended to support or maintain a Regulatory Approval, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

        1.18    "Development Cost" means, [***]

        1.19    "Development Plan" has the meaning set forth in Section 4.2(a).

        1.20    "Dollars" or "$" means the legal tender of the United States.

        1.21    "Drug Approval Application" means (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially a pharmaceutical therapeutic product or delivery systems or device filed with the FDA, including without limitation all information included in Drug Master Files related to such application(s), and any related registrations with or notifications to the FDA, and (b) any counterparts to such applications filed with any other national or supranational Regulatory Authority in the Territory, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

        1.22    "Effective Date" has the meaning set forth in Section 15.1.

        1.23    "EMEA" means the European Medicines Agency or any successor agency thereof.

        1.24    "EU" means all of the European Union member states as of the applicable time during the Term.

        1.25    "Execution Date" means February 2, 2007, the date upon which this Agreement has been executed and delivered by both Parties.

        1.26    "Executive Officer" means, in the case of Anacor, the Chief Executive Officer of Anacor, and in the case of Licensee, [***] of Schering-Plough Research Institute.

        1.27    "FDA" means the United States Food and Drug Administration or any successor agency thereto.

        1.28    "Field" means all therapeutic and prophylactic uses in humans and animals.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        1.29    "First Commercial Sale" means, with respect to a country in the Territory, the first shipment of commercial quantities to a Third Party of a Licensed Product sold in such country to a Third Party on arm's length terms by Licensee, its Affiliate or sublicensee for use in the Field after the receipt of Regulatory Approval in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

        1.30    "Formulation" means any pharmaceutical composition developed by or on behalf of the Parties pursuant to this Agreement that contains the Licensed Compound as an active ingredient.

        1.31    "FTE" means a full time equivalent person year of professional scientific and/or technical work, or support to perform the Transitional Development Efforts. An FTE shall consist of a total of 1,760 hours per year, with any portion of an FTE calculated based upon hours worked divided by such annual total.

        1.32    "FTE Cost" means for any period, the product of: (i) the actual total FTEs during such period; and (ii) the FTE Rate.

        1.33    "FTE Rate" means [***]

        1.34    "Generic Product" means, with respect to a particular Licensed Product, any and all products (other than the Licensed Product) containing the same active ingredients as the Licensed Product delivered by a mode of administration substantially similar to that of the Licensed Product.

        1.35    "Governmental Authority" means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

        1.36    "IND" means (a) (i) an Investigational New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a Licensed Product in human subjects, or any successor application or procedure, and (ii) any counterpart of a United States Investigational New Drug Application in any other country in the Territory, and (b) all supplements and amendments that may be filed with respect to any filings described in the preceding clause (a).

        1.37    "Infringement Claim" means a claim or assertion by a Third Party against Anacor, Licensee or any of their respective Affiliates that the Development, Manufacture, use, import, export, distribution, marketing, promotion, offering for sale or sale of the Licensed Product infringes or otherwise violates a patent or other intellectual property rights owned or controlled by such Third Party.

        1.38    "Joint Program Know-How" means any and all Program Know-How that is jointly Controlled by Licensee (or any of its Affiliates) and Anacor (or any of its Affiliates).

        1.39    "Joint Program Patents" means any and all Program Patents that are jointly Controlled by Licensee (or any of its Affiliates) and Anacor (or any of its Affiliates).

        1.40    "JSC" has the meaning set forth in Section 3.1.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        1.41    "Know-How" means any and all proprietary data, information and materials (whether patentable or not) necessary or useful to Licensed Compound, Formulations, the Licensed Product, any Licensed Product Improvement, or the Manufacture or use of any of the foregoing, including, without limitation (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) tests, assays, techniques, regulatory requirements and strategies, data (including non-clinical and clinical data), methods, procedures, formulas or processes, (d) technical and non-technical data and other information relating to any of the foregoing, (e) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials, and (f) business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research.

        1.42    "Lead Indication" means treatment and/or prevention of onychomycosis.

        1.43    "Lead Indication Commercialization Plan" has the meaning set forth in Section 6.2(d).

        1.44    "Licensed Compound" means that certain Anacor compound currently known as AN2690 with the chemical structure described on Exhibit 1.44.

        1.45    "Licensed Product" means any pharmaceutical product that contains the Licensed Compound, either alone or in combination with one or more other active pharmaceutical ingredients, including all Formulations, line extensions and modes of administration thereof.

        1.46    "Licensed Product Improvement" shall mean any enhancement to any Licensed Product or Formulation, including, without limitation, any inactive ingredient, preparation, presentation, means of delivery, dosage, packaging or manufacture.

        1.47    "Licensee Background Know-How" means any Know-How that is Controlled by Licensee or its Affiliates that is generated prior to the Effective Date and/or other than in performance of activities conducted under this Agreement.

        1.48    "Licensee Background Patents" means any and all Patents that are Controlled by Licensee or any of its Affiliates that claim discoveries, inventions, developments or innovations made by or on behalf of Licensee prior to the Effective Date and/or other than in performance of activities conducted under this Agreement.

        1.49    "Licensee IP" means the Licensee Background Know-How, Licensee Background Patents, Licensee Program Know-How, Licensee Program Patents and Licensee's rights to the Joint Program Patents and Joint Program Know-How.

        1.50    "Licensee Program Know-How" means any Program Know-How (other than Joint Program Know-How) Controlled by Licensee or any of its Affiliates.

        1.51    "Licensee Program Patents" means any Program Patents (other than Joint Program Patents) Controlled by Licensee or any of its Affiliates.

        1.52    "Major EU Country" means [***]

        1.53    "Major ROW Country" means any of the following countries: [***]

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        1.54    "Manufacture" means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing Licensed Compound or Licensed Product quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

        1.55    "Marks" has the meaning set forth in Section 11.8.

        1.56    "Net Sales" means the aggregate gross amount invoiced by Licensee on all sales of Licensed Product in the Territory to a Third Party, less the following deductions from such gross amounts:

          (a)   bad debts actually written off which are directly attributable or allocable to sales of the Licensed Product;

          (b)   credits or allowances for damaged goods, returns or rejections or recalls of Licensed Product and shelf stock and other retroactive price adjustments;

          (c)   normal and customary trade, cash, quantity and volume based discounts, allowances and credits;

          (d)   sales or similar taxes (other than income taxes);

          (e)   freight, postage, shipping, insurance charges;

          (f)    chargebacks and rebates to managed healthcare organizations or to federal, state and local governments, their agencies, or to trade customers, including without limitation, wholesalers, hospital buying groups and chain pharmacy buying groups;

          (g)   inventory management, distribution, warehousing, and related services fees;

          (h)   and any other reduction or specifically identifiable amounts included in the invoice price that should be credited for any reasons substantially equivalent to those listed above.

Each of the deductions set forth above shall be reasonable and customary, and shall be determined on an accrual basis in accordance with United States Generally Accepted Accounting Principles (GAAP). To the extent that any discounts or other similar deductions that are based on sales to the customer of multiple products are included in determining Net Sales of Licensed Products, such discounts or deductions shall be allocated to Licensed Products and the other relevant products on a pro rata basis based on the invoiced prices for such multiple products, which allocation in any event shall not disproportionately be applied to the Licensed Product.

It is understood that in certain countries in the Territory outside of the United States, Major EU Countries, and Japan (e.g., in Africa and the Middle East, etc.), Licensee may Commercialize Licensed Products through a Third Party distributor or agent. Under the terms of such arrangements, Licensee transfers product to such Third Party distributor or agent at a fixed price which is not necessarily related to the final selling price that the distributor or agent charges its customer. To the extent that such Third Party distributors or agents would be considered sublicensees of Licensee, the Parties agree that the sales prices for the sale of the Licensed Product by Licensee or its Affiliates to such Third Party distributors or agents shall nevertheless be the price to be used for purposes of computing Net Sales in such countries.

In the event that a Licensed Product contains the Licensed Compound and one or more pharmaceutically active ingredients in addition to the Licensed Compound (a "Combination Product"), the Net Sales of such Combination Product, for the purposes of determining royalty payments in a particular country, shall be calculated as follows. The Net Sales from any Combination Product shall be determined by [***]

        1.57    "Party" means Anacor or Licensee individually, and "Parties" means Anacor and Licensee collectively.

        1.58    "Patents" means any and all issued patents and pending patent applications (including without limitation any provisional applications, continuations, divisionals, continuations-in-part, re-examinations, reissues, substitutions, confirmations, registrations, re-validations, patents of addition, patent term extensions, supplementary protection certificates and the like, as well as any foreign counterparts of any of the foregoing) that claim the Licensed Compound, Formulations, the Licensed Products or the manufacture or use of any of the foregoing.

        1.59    "Person" shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

        1.60    "Phase II Study" shall mean a controlled dose ranging clinical study in humans of a pharmaceutical product to evaluate further the efficacy and safety in the targeted patient population and to attempt to define an appropriate dosing regimen.

        1.61    "Phase III Study" means a large scale, pivotal clinical study performed after evidence suggesting effectiveness and safety of the drug and establishing a dose has been obtained in Phase II and adequacy of Phase II data has been confirmed by the applicable Regulatory Authority in a successful end of Phase II meeting. Phase III Studies are intended to evaluate the therapeutic efficacy and safety of the Licensed Product for the particular indication in question for purposes of submission to a Governmental Authority to obtain Regulatory Approval of the Licensed Product. Phase III Studies have a sufficient number of patients needed to evaluate the overall benefit-risk relationship of the Licensed Product, to provide an adequate basis for extrapolating the results to the general population, and to transmit that information in physician labeling.

        1.62    "Price Approvals" means in countries in the Territory where Governmental Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

        1.63    "Program IP" means any Program Know-How and Program Patents, collectively.

        1.64    "Program Know-How" means any Know-How that is generated by or on behalf of one or more of the Parties and/or their respective Affiliates in performance of activities conducted under this Agreement.

        1.65    "Program Patents" means any Patent that claims discoveries, inventions, developments and/or innovations made by or on behalf of one or more of the Parties and/or their respective Affiliates in performance of activities conducted under this Agreement.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        1.66    "Project Data" means any and all verified data, information and results generated in performance of any tests, assays, analyses and other related work conducted in connection with any Development activities under this Agreement. Project Data shall include, without limitation, any such data, information and results related to the Licensed Product.

        1.67    "Prosecute" shall mean in relation to any Patent, (a) prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicant(s) or assignee(s) before relevant patent offices or other relevant authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions, (c) to secure the grant of any Patents arising from such patent application, (d) to maintain in force any issued Patent (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities. "Prosecution" has a corresponding meaning.

        1.68    "Regulatory Approval" means any and all approvals (including Price Approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the Manufacture, use, storage, import, export, transport, promotion, marketing or sale of a Licensed Product in a country.

        1.69    "Regulatory Authority" means any governmental regulatory authority involved in granting Regulatory Approvals of any Licensed Product, including, without limitation, the FDA and the European Commission.

        1.70    "Royalty Term" shall have the meaning set forth in Section 9.5.

        1.71    "Territory" means the entire world.

        1.72    "Third Party" means any person or entity other than a Party or its Affiliates.

        1.73    "Transitional Development Efforts" has the meaning set forth in Section 4.4(a).

        1.74    "United States" means the United States of America, its territories and possessions as they may exist from time to time during the Term.

        1.75    "Valid Claim" means (a) a then existing claim of an issued and unexpired Anacor Background Patent, Anacor Program Patent or Joint Program Patent that has not been held invalid, unpatentable or unenforceable by a decision of a governmental body or court of competent jurisdiction (which decision is unappealable or unappealed within the time allowed for appeal), and that has not been rendered unenforceable through disclaimer or otherwise; and (b) a claim included in a pending patent application that is being actively Prosecuted in accordance with this Agreement that that has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable Governmental Authority (from which no appeal is or can be taken), or abandoned or disclaimed. Notwithstanding the foregoing clause (b), in the event that a pending claim in a pending patent application is rejected or is allowed and is the subject of an interference proceeding and does not issue in an allowed Patent within seven (7) years after the earliest priority date for such claim anywhere in the world (e.g., through a priority patent), such a pending claim will not be a Valid Claim unless and until such pending claim subsequently issues in an issued Patent, at which time such claim may again be a Valid Claim as of the date of issuance of such Patent, if such claim also meets the requirements of this Section 1.75.

ARTICLE 2
LICENSES

        2.1    License Grant.    Subject to the terms and conditions of this Agreement, Anacor hereby grants to Licensee, under the Anacor IP, an exclusive (even as to Anacor, but subject to the performance of the Transitional Development Efforts pursuant to Section 4.4), sublicensable (subject to the restrictions set forth below) royalty-bearing license to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Product in the Field in the Territory. Licensee may grant sublicenses of the rights granted to it under this Section 2.1 without Anacor's consent; provided, however, that Licensee may not grant a sublicense of all the rights granted to it under this license in the United States in the Field to a Third Party (not including Affiliates) without obtaining the prior written consent of Anacor, such consent not to be unreasonably withheld, conditioned or delayed.

        2.2    Retained Rights; Covenants.    Anacor retains any and all other rights under the Anacor IP that are outside the scope of the licenses granted under Section 2.1. Anacor shall not grant licenses to any rights under the Anacor IP to any Third Parties that are inconsistent with the license granted to Licensee pursuant to Section 2.1. Licensee shall not use any Anacor IP, nor grant any Third Party any license or right under any Anacor IP, other than as expressly permitted in this Agreement.

        2.3    Jointly Owned IP.    Each of Licensee and Anacor shall have the right to use the Joint Program Patents and Joint Program Know-How without any obligation to account to or obtain any approvals from the other Party; provided, however, that such joint ownership shall otherwise be subject to the terms and conditions of this Agreement, including without limitation the exclusive license granted under Section 2.1.

        2.4    Sublicense Agreements.    Licensee shall, in each agreement under which it grants a sublicense under the license set forth in Section 2.1 (each, a "Sublicense Agreement"), require the sublicensee to transfer to Anacor if this Agreement terminates and to Licensee if only such sublicense terminates (a) all INDs and/or other Drug Approval Applications, Regulatory Approvals, or regulatory filings (including, without limitation, Drug Master Files) held, possessed or controlled by such sublicensee and (b) all Patents and Know-How Controlled by such sublicensee (which Patents and Know-How shall be transferred either by assignment or by a freely sublicensable exclusive license). Any Sublicense Agreement shall be consistent with the terms and conditions of this Agreement. Licensee shall (i) use reasonable efforts to procure the performance by any sublicensee of the terms of each such Sublicense Agreement, and (ii) be responsible for any breach of this Agreement that is caused (directly or indirectly) by the performance (or failures to perform) of its sublicense. The grant of any such sublicense will not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Affiliate or sublicensee.

        2.5    Third Party Agreements.    Licensee shall be solely responsible for obtaining, at its sole expense and discretion, any agreements with Third Parties required in order to lawfully perform any activities under this Agreement. Without limiting the generality of the foregoing, Licensee, its Affiliates, and its sublicensees shall not be permitted to credit against amounts due under this Agreement any costs and expenses that they incur under or as a result of such Third Party agreements. Licensee shall ensure that each Third Party clinical trial, contract manufacturing, or service agreement entered into by Licensee or its Affiliates with respect to the Licensed Product contains provisions obligating such Third Party contractor to assign any rights to Program IP to Licensee so that Licensee can assign and/or convey such rights to Anacor as necessary under the terms and conditions of this Agreement, including without limitation Section 15.8.

        2.6    Disclosure of Anacor Background Know-How.    Subject to all applicable provisions of this Agreement, Anacor shall, promptly following the Effective Date, disclose to Licensee all Anacor Background Know-How existing as of the Effective Date except to the extent that such Anacor

Background Know-How has been previously disclosed to Licensee. All such Anacor Background Know-How shall be delivered in electronic format, where available, and shall be in English. Anacor will make its and its Affiliates' employees and consultants available to Licensee for consultation as reasonably required by Licensee in order to ensure an orderly transition to Licensee of all such Anacor Background Know-How. In furtherance of and without limiting Anacor's obligations pursuant to this Section 2.6, Anacor shall support the transfer to Licensee of all Anacor Background Know-How related to the Manufacture of Licensed Compound and Licensed Product, including without limitation all Manufacturing know-how, data, procedures, assays and relevant provisions of Standard Operating Procedures. Each Party shall bear its own costs in performing any activities pursuant to this Section 2.6.

        2.7    Section 365(n) of the Bankruptcy Code.    All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement..

        2.8    Right of First Negotiation.    For a period of [***] from the Effective Date, if Anacor completes a Phase II Study on a product that contains a compound having the same mechanism of action as the Licensed Compound (other than the Licensed Product) claimed by Anacor Background Patents in the Lead Indication ("Competing Product"), Anacor shall grant to Licensee a right of first negotiation to Develop, Manufacture and Commercialize such Competing Product at such time as the Phase II Data Set (as defined below) is completed. Anacor shall provide the Phase II Data Set to Licensee for its review and consideration. Licensee shall provide written notice to Anacor within sixty (60) days of receipt of the Phase II Data Set of its decision either to enter into negotiations with Anacor for such Competing Product or to forego such negotiations. If Licensee elects to enter into such negotiations, then the Parties will negotiate regarding such license for a period of up to ninety (90) days, such period of time may be extended if agreed by the Parties. Following the earlier of the expiration of such ninety (90) day period (or any agreed upon extended period) or the date Licensee notifies Anacor that it does not wish to proceed with such negotiations, Anacor shall be free to negotiate with Third Parties and shall have no further obligations to Licensee under this Section 2.8 with respect to that Competing Product. For purposes of this Section 2.8, "Phase II Data Set" means a package of preclinical and clinical data related to the Competing Product generated by or on behalf of Anacor, including without limitation, as available, the data and results of all phase I clinical studies, Phase II Studies, and all available toxicology and pharmacokinetic data.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

ARTICLE 3
JOINT STEERING COMMITTEE

        3.1    Joint Steering Committee.    The Parties shall share information and provide updates on the status of the Development of the Licensed Product in the Field in the Territory through a joint steering committee ("JSC").

          (a)    JSC Formation.    The Parties hereby form the JSC consisting of three (3) representatives from Anacor and three (3) representatives from Licensee as set forth on Exhibit 3.1. Each Party may replace its JSC representatives at any time upon prior written notice to the other Party. The JSC shall include representatives from regulatory, project management, clinical development or manufacturing.

          (b)    Meetings of the JSC.    The JSC shall meet at least four (4) times, at least two (2) meetings shall be in person, prior to the earlier of (i) the first anniversary of the Effective Date, or (ii) initiation of Phase III Studies for the Licensed Product in the Lead Indication. The meetings shall occur on such dates and at such times and places as agreed to by Licensee and Anacor. Thereafter, the JSC shall meet at least semi-annually. Meetings of the JSC may be held in person or by means of telecommunication (telephone, video or web conferences). Each Party may include a reasonable number of employees, consultants, representatives or advisors who are not JSC members in JSC meetings as observers; provided, that such persons are bound by obligations of confidentiality no less stringent than those set forth in Article 13. Each Party shall be responsible for its own expenses for participating in the JSC. Meetings of the JSC shall be effective only if at least one representative of each Party is present or participating.

          (c)    Chairperson.    The Licensee shall appoint a chairperson of the JSC from among its members. The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings. The secretary of the meeting, as designated by the chairperson, shall prepare and distribute to all members of the JSC minutes of the meeting within six (6) weeks of the meeting. Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson.

        3.2    Responsibilities of the JSC.    The JSC shall have the responsibility and authority to:

          (a)   Review the results of Development of the Licensed Product in the Field in the Territory, discussing the overall strategy for Development of the Licensed Product in the Field in the Territory;

          (b)   Monitor the Development of the Licensed Product in the Field in the Territory against the Development Plan, including any proposed updates or amendments to the Development Plan;

          (c)   Review the status of Regulatory Approvals for the Licensed Product in the US, the Major EU Countries and Japan; and

          (d)   Perform such other functions as the Parties may agree in writing.

        3.3    JSC Conduct.

          (a)    Consensus.    The Parties will endeavor to reach consensus on all matters within the scope of the JSC.

          (b)    End of Phase II FDA Meeting.    If the end of Phase II meeting with the FDA results in a decision by Licensee to materially revise the Development Plan, then the JSC shall review and consider the amendment. If Anacor believes that the material revision would significantly negatively impact the Development, the Development timelines or the potential for success of the Licensed Product, then Anacor shall have the right to provide input on the proposed revisions by

  Licensee, which input shall be considered in good faith by Licensee. [***] If the Executive Officers are unable to reach consensus, then Licensee shall make the final determination in its sole discretion.

          (c)    EU Development.    If Licensee decides, based on feedback received from the initial meeting with the EMEA, to materially revise the Development Plan with respect to Development of the Licensed Product in the EU and such revision would significantly negatively impact the timelines for the Development of the Licensed Product in the EU, then Anacor shall have the right to provide input on the proposed revisions by Licensee, which input shall be considered in good faith by Licensee. [***] If the Executive Officers are unable to reach consensus, then Licensee shall make the final determination in its sole discretion.

          (d)    Other Dispute Resolution.    If the JSC is unable to reach unanimous agreement on any issue within its purview, other than as provided in Section 3.3(b) and (c), such issue shall be determined by Licensee in its sole discretion. In making such determination, Licensee agrees to consider in good faith the views and suggestions of Anacor. It is understood, however, that Licensee shall have sole and final responsibility and discretion for all decisions relating to the Development of Licensed Products in the Field in the Territory. For the avoidance of doubt, disputes of the JSC (other than disputes related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement) shall not be subject to any other dispute resolution mechanism or procedure, except as expressly set forth in this Section 3.3.

        3.4    Disbanding of JSC.    The JSC shall be disbanded upon completion of Development in the United States and the Major EU Countries or after Regulatory Approval in the United States and the Major EU Countries, whichever is earlier. In addition, Anacor shall have the right to disband the JSC upon thirty (30) days written notice at any time after the commercial launch of the Licensed Product the United States.

        3.5    Alliance Manager.    Within thirty (30) days of the Effective Date, each Party will appoint a representative to facilitate the reasonable and appropriate flow of information and communication between the Parties pursuant to this Agreement (the "Alliance Manager").

ARTICLE 4
DEVELOPMENT; TRANSITIONAL DEVELOPMENT EFFORTS

        4.1    Overview.    As of the Effective Date, Licensee shall be solely responsible for the Development of the Licensed Product in the Field in the Territory, subject to the provisions of this Article 4. Licensee shall perform all of its Development activities in accordance with the INDs for the Licensed Products, and with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, Licensee shall be responsible for: (a) determining which indications Licensed Product will be Developed for in the Field; (b) determining the Development strategy for all indications in the Field in the Territory; (c) developing protocols for future pre-clinical and clinical studies to be conducted in the Territory in the Field; and (d) conducting any pre-clinical and clinical studies in the Territory in the Field.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        4.2    Development Plan.

          (a)    Initial Development Plan.    Not later than the Effective Date, the Parties shall have agreed on the initial development plan and budget for the Licensed Product in the Lead Indication in the United States and Major EU Countries, which shall be incorporated as part of this Agreement as Exhibit 4.2 (as may be amended in accordance with this Agreement, the "Development Plan").

          (b)    Annual Development Plan.    Not later than thirty (30) days after December 31 of each calendar year, Licensee shall submit to Anacor an updated Development Plan for the pending calendar year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan.

          (c)    Performance.    Licensee shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the activities described in the Development Plan in a professional manner and in compliance with Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices, to the extent applicable and in compliance with all other applicable laws, rules, and regulations.

        4.3    Development Expenses.    Licensee shall be responsible for all costs related to the Development of Licensed Product in the Territory following January 1, 2007; provided, that Licensee's responsibility for such costs accrued during the period of January 1, 2007 to the Effective Date shall not exceed the amount and shall be consistent with the activities set forth on Exhibit 4.3. Licensee shall have audit rights related to the above costs in accordance with the provisions of Section 4.5. For the avoidance of doubt, Anacor shall be responsible for all costs and expenses accrued in the Development of Licensed Product in the Territory (i) prior to January 1, 2007, or (ii) between January 1, 2007 and the Effective Date, to the extent such costs and expenses exceed the amount set forth on Exhibit 4.3. The payments to Anacor by Licensee for the above costs are intended to compensate Anacor and Anacor will not separately bill Licensee, for the costs of materials, utilization of facilities, equipment and infrastructure, support and administrative services, utilities and energy costs, travel, food and lodging, and any other costs and expenses that may be incurred by or on behalf of Anacor in connection with the above activities.

        4.4    Transitional Development.

          (a)   Not later than the Effective Date, the Parties shall have agreed on the transitional development activities for the Licensed Product to be performed by Anacor under this Section 4.4 and the associated budget for such activities, which shall be incorporated as part of this Agreement as Exhibit 4.4 (the "Transitional Development Efforts").

          (b)   Anacor shall complete, at Licensee's expense, the Transitional Development Efforts. Licensee shall assume responsibility for all such Development Costs and shall be invoiced monthly for Anacor's Development Costs incurred in conducting the Transitional Development Efforts. Anacor may not exceed the budget set forth in Exhibit 4.4 without receiving prior approval from Licensee. Anacor shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the Transitional Development Efforts in a professional manner and in compliance with Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices, to the extent applicable, and in compliance with all other applicable laws, rules, and regulations. Such compliance shall include providing Governmental Authorities with access, to the extent required by applicable law, during regular business hours, (a) to examine and inspect Anacor's facilities used by it in the performance of the Transitional Development Efforts and (b) to inspect all data, documentation and work product relating to the activities performed by it, in each case generated pursuant to its Transitional Development Efforts. Anacor shall not use, in any capacity or any way in connection with any Transitional Development Efforts, any person who has been debarred pursuant to the Federal Food, Drug and Cosmetic Act or excluded from any federal healthcare program.

          (c)   Within thirty (30) days following the end of each month during the period in which Anacor is performing Transitional Development Efforts, Anacor shall submit to Licensee a written report setting forth in reasonable detail, all Development Costs incurred by Anacor during such month for which Licensee is obligated to reimburse Anacor pursuant to this Section 4.4. Licensee shall pay the amount specified in such report within forty-five (45) days following delivery of such report. Licensee shall have audit rights related to the Development Costs claimed by Anacor in such reports in accordance with the provisions of Section 4.5. The payments to Anacor by Licensee for Transitional Development Efforts are intended to compensate Anacor and Anacor will not separately bill Licensee, for the costs of materials, utilization of facilities, equipment and infrastructure, support and administrative services, utilities and energy costs, travel, food and lodging, and any other costs and expenses that may be incurred by or on behalf of Anacor in the performance of the Transitional Development Efforts.

          (d)   Anacor shall use Commercially Reasonable Efforts to comply with all reasonable requests by Licensee to prepare any and all relevant documents and reports related to the Transitional Development Efforts, including that any such documents and reports be prepared in a way and made available in formats acceptable to the Governmental Authorities in both the Major EU Countries and the United States.

          (e)   Anacor may not use Third Party subcontractors to perform Transitional Development Efforts unless it obtains Licensee's prior written consent; provided, that such consent is hereby granted with respect to the subcontractors identified on Exhibit 4.4(e), which, not later than the Effective Date, shall be attached hereto and hereby incorporated by reference. In any event, Anacor's use of Third Party subcontractors shall be subject to the following: (i) Anacor shall notify Licensee in writing of such contracting arrangement (including the scope and nature of the subcontracted work) prior to entering into such Third Party subcontracting arrangement and (ii) Anacor shall remain fully responsible under this Agreement for the performance of each such Third Party subcontractor.

        4.5    Audit Rights Pertaining to Transitional Development Efforts.    Anacor shall ensure that Licensee's authorized representatives may, during regular business hours and upon not less than forty-eight (48) hours prior written notice, (a) examine and inspect the facilities and systems of Anacor, its Affiliates and/or subcontractors used in the performance of the Transitional Development Efforts and the Development activities conducted by Anacor in connection with Licensed Product as of January 1, 2007, (b) subject to applicable law, examine, inspect and copy all data, documentation and work product relating to such Transitional Development Efforts to the extent necessary or useful to support the Development, Manufacture or Commercialization of Licensed Product, and (c) examine, inspect and copy all data, documentation and work products relating to the Development of Licensed Product prior to the Effective Date, including, without limitation, any case report forms regarding any patient participating in any clinical study involving Licensed Product initiated prior to the Effective Date. The obligations set forth in this Section 4.5 shall survive for such periods as the applicable documents, data and work products are required to be retained by all applicable laws in the Territory.

ARTICLE 5
REGULATORY

        5.1    Materials and Regulatory Filings Transfer.

          (a)   Promptly following the Effective Date of this Agreement, Anacor shall transfer to Licensee, in a mutually agreed manner, all Licensed Compound and Licensed Product in Anacor's inventory, along with a certificate of analysis for each lot, as set forth with specificity in Exhibit 4.4. [***] Licensee shall provide to Anacor, on consignment, reasonable quantities of Licensed Compound and/or Licensed Product to enable Anacor to perform Transitional Development Efforts.

          (b)   Within thirty (30) days after the Effective Date (or such other date as may be mutually agreed by the Parties), Anacor shall transfer to Licensee all existing INDs and other Drug Approval Applications covering the Licensed Product. All further submissions to any Governmental Authorities relating to such Drug Approval Applications and/or INDs or any other Drug Approval Applications covering the Licensed Product shall be filed in the name of and owned by Licensee or its Affiliates. Licensee or its Affiliates shall hold all Regulatory Approvals for Licensed Product throughout the Territory.

          (c)   Within thirty (30) days after the Effective Date (or such other date as mutually agreed by the Parties), Anacor shall transfer to Licensee one copy of all documents and records that have been generated by or on behalf of Anacor with respect to any existing INDs and other Drug Approval Applications covering the Licensed Product in the Territory, as well as any correspondence between Anacor and Governmental Authorities related to Licensed Products.

          (d)   Licensee shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA and other Governmental Authorities in the Territory with respect to all Licensed Product.

          (e)   Licensee shall be solely responsible for interfacing, corresponding and meeting with the FDA and other Governmental Authorities throughout the Territory with respect to Licensed Product. Licensee shall provide Anacor with copies of any non-routine material correspondence with FDA or other Governmental Authorities in the United States, the Major EU Countries, and Japan relating to approval of Licensed Product, and respond to all reasonable inquiries by Anacor with respect thereto. Licensee shall also provide Anacor in a timely manner with meeting minutes from any material meetings with Regulatory Authorities in the United States, the Major EU Countries, and Japan concerning the approval of Licensed Product. Licensee will grant Anacor "observer" status so that Anacor may attend the end of Phase II meeting with FDA. Licensee will involve Anacor in Licensee's preparation for the end of Phase II meeting with FDA to the extent practicable and reasonable.

          (f)    Licensee shall provide to Anacor a table report on an annual basis that contains the status of Regulatory Approvals for the Licensed Product in the Territory.

        5.2    Transfer of Information Regarding Licensed Products.    Anacor shall, as soon as practicable following the Effective Date, provide Licensee with (a) access to and transfer its right in a database containing all data collected from clinical trials that have been conducted prior to the Effective Date by or on behalf of Anacor, or any of its Affiliates, with respect to Licensed Product in the Field in the Territory, and (b) all documents and reports that have been prepared by or on behalf of Anacor, or any of its Affiliates, in connection with such studies, including without limitation trial master files, protocols, investigators brochures and case report forms. In connection with the transfer of the

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

database pursuant to this Section 5.2, Anacor shall provide the software programs used to calculate the fields contained in such database and the audit trails for any changes that have been made to the database, together with a list of the standard conventions and coding utilized in preparing such database, and any other explanatory documentation. In addition, Anacor shall also provide Licensee with copies of any audit or similar reports that have been prepared by or on behalf of Anacor, of any of its Affiliates, prior to the Effective Date with respect to any Development or manufacturing activities related to Licensed Product

        5.3    Pharmacovigilance.

          (a)   Following the transfer of any INDs related to Licensed Product from Anacor to Licensee, Licensee shall be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events ("AEs") associated with Licensed Product, in accordance with 21 United States Code of Federal Regulations ("CFR") 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs associated with Licensed Product that are applicable outside of the United States.

          (b)   As soon as is practicable following the Effective Date, Anacor will provide Licensee with all AEs reports, copies of all study reports of completed studies (including copies of the protocols), and copies of all interim study analysis of all ongoing studies for Licensed Product (including copies of protocols) to the extent not previously provided to Licensee. In furtherance of the foregoing, Anacor shall transfer to Licensee a database that is consistent with industry standards and contains all relevant information regarding adverse events that have been observed during any clinical trials conducted with respect to Licensed Product prior to the Effective Date.

          (c)   Within a reasonable period of time following receipt of all such information described in this Section 5.3, Licensee shall assume responsibility for maintaining a global safety database for Licensed Product consistent with industry practices.

ARTICLE 6
COMMERCIALIZATION

        6.1    General.    Subject to the rights of Anacor under this Article 6, Licensee shall have sole responsibility and decision-making authority for Commercialization activities related to the Licensed Product, and Licensee shall be responsible for all costs and expenses associated with the Commercialization activities related to the Licensed Product (subject to the Co-Promotion Agreement if Anacor exercises its Co-Promotion Option), in each case in the Field in the Territory.

        6.2    Option to Co-Promote.

          (a)   Licensee hereby grants to Anacor an option (a "Co-Promotion Option") to co-promote the Licensed Product in the Lead Indication in the United States to the Co-Promotion Target Audience in accordance with a co-promotion agreement (a "Co-Promotion Agreement") to be negotiated by the Parties. The Co-Promotion Agreement will include the material terms described on Exhibit 6.2.

          (b)   Licensee shall give Anacor prompt written notice of the first filing of a Drug Approval Application in the United States for the Licensed Product in the Lead Indication and shall further provide Anacor with its current Commercialization Plan for the Licensed Product in the Lead Indication in the United States ("Lead Indication Commercialization Plan") to permit Anacor to make a decision regarding whether it will exercise its Co-Promotion Option (collectively, the "Co-Promotion Notice"). The Lead Indication Commercialization Plan shall in any event include the anticipated date of First Commercial Sale of the Licensed Product in the Lead Indication in the United States. Anacor may exercise its Co-Promotion Option by written notice to Licensee within sixty (60) days after Anacor receives the Co-Promotion Notice. Such written notice shall specify the level of its sales efforts; provided, that Anacor shall perform no less than [***] and no more than [***] of the sales efforts for the Co-Promotion Target Audience. Following the exercise of such Co-Promotion Option, the Parties shall negotiate in good faith a Co-Promotion Agreement having the material terms described on Exhibit 6.2, using reasonable efforts to enter into such agreement as soon as practicable.

          (c)   Notwithstanding Anacor's exercise of the Co-Promotion Option, Licensee shall retain control over all Commercialization decisions in the Field in the Territory, including pricing, marketing strategy, and sales tactics.

          (d)   Lead Indication Commercialization Plan. No later than six (6) months prior to the anticipated submission of the Drug Approval Application for the Licensed Product in the Lead Indication in the United States, Licensee will meet with Anacor to discuss Licensee's then existing commercialization plan for the Lead Indication in the United States. No later than thirty (30) days following submission of the Drug Approval Application for Licensed Product in the Lead Indication in the United States, Licensee shall deliver to Anacor for its review and comment a draft commercialization plan setting forth anticipated commercialization activities to be performed and related budget with respect to Licensed Product in the Lead Indication in the United States for Licensee or on its behalf (which may include, without limitation, market studies, launch plans, detailing and promotional plans), as well as projected timelines for such activities (the "Lead Indication Commercialization Plan"). The Lead Indication Commercialization Plan shall include, without limitation, the following information to the extent possessed by Licensee: [***]; provided, however, that Licensee shall only be obligated to use reasonable efforts to obtain such information from the responsible commercial organization within Licensee. Licensee shall cooperate with Anacor in good faith to provide it with appropriate information concerning Commercialization of the Licensed Product in the Lead Indication in the United States to enable Anacor determine whether it will exercise its Co-Promotion Option.

          (e)   Joint Commercialization Committee. The Co-Promotion Agreement will include a Joint Commercialization Committee to provide for the sharing of information, facilitation of communications, and cooperation of the Parties concerning the Commercialization of the Licensed Product in the Lead Indication in the United States.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (f)    Co-Promotion in Indications Other than the Lead Indication. In the event Licensee Develops and Commercializes the Licensed Product in indications other than the Lead Indication and the Licensee determines that such product would be suitable for promotion to the Co-Promotion Target Audience, Licensee shall promptly notify Anacor and Anacor may request that Licensee grant it the right to co-promote the Licensed Product in such other indications, which request the Licensee shall consider in good faith.

        6.3    Recalls.

          (a)   Each Party shall promptly notify the other Party in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a "recall" or "market withdrawal" (as such terms are defined in 21 CFR 7.3 or other similar national, state or local law or regulation) (hereinafter referred to as a "Recall") of a Licensed Product or any lot(s) thereof.

          (b)   Licensee shall be responsible for determining whether and upon what terms and conditions Licensed Product shall be Recalled or otherwise withdrawn from sale to Third Parties within any country in the Territory. Licensee shall be responsible for discussions with Regulatory Authorities within the applicable country regarding all aspects of the Recall decision and the execution thereof.

          (c)   If at any time (i) any Governmental Authority in the Territory issues a request, directive or order for a Recall of a Licensed Product in the Territory or (ii) a court of competent jurisdiction orders a Recall of a Licensed Product in the Territory, then Licensee shall be responsible for implementing such Recall. The expenses arising from such Recall shall be the responsibility of Licensee.

ARTICLE 7
DILIGENCE

        7.1    Generally.    Licensee shall use Commercially Reasonable Efforts to Develop the Licensed Product in accordance with the Development Plan, as updated from time to time, and to Commercialize the Licensed Product in the Field in the United States, the Major EU Countries, Japan, and the Major ROW Countries for the Lead Indication and each additional indication, if any.

        7.2    Specific Obligations.    Without limiting the generality of Section 7.1, Licensee shall, within twelve (12) months after the Effective Date, submit to Anacor for review and consideration an update to the Development Plan proposing activities for the Development of the [***].

        7.3    Failure.    Any failure by Licensee to comply with the obligations set forth in this Article 7 in [***] shall be deemed to be a material breach for which Anacor may exercise its termination rights under Article 15 and any other available remedies at law or in equity. For clarity, only a material breach [***] shall constitute a breach of this Agreement in its entirety, otherwise such material breaches are subject to county-by-country termination.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

ARTICLE 8
MANUFACTURING

        8.1    Manufacturing Responsibility.    Licensee will be responsible for the manufacturing of the Licensed Product for use by Licensee, its Affiliates, and its sublicensees in the Field in the Territory. Anacor shall, if requested by Licensee, reasonably cooperate in the transfer or assignment of any existing Third Party manufacturing agreements to Licensee, including all those listed on Exhibit 8.1.

        8.2    Transfer of Manufacturing Technology.

          (a)   As soon as reasonably practicable after the Effective Date, Anacor shall transfer or cause to be transferred to Licensee or a Third Party manufacturer all information Controlled by Anacor as of the Effective Date to enable Licensee or such Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of Anacor to manufacture Licensed Product in the Field as of the Effective Date.

          (b)   Licensee and/or its Third Party manufacturer shall use any information transferred pursuant to Section 8.2(a) in accordance with the license granted in Section 2.1 and solely for the purpose of manufacturing the Licensed Product under this Agreement and for no other purpose.

          (c)   During the six (6) month period following the Effective Date, Anacor will make employees and consultants of it and its Affiliates available to Licensee for consultation as reasonably required by the Licensee to ensure an orderly transition of Anacor's Manufacturing technology and operations.

ARTICLE 9
PAYMENTS

        9.1    Upfront Payment.    Licensee shall pay to Anacor a non-refundable, non-creditable payment of Forty Million Dollars ($40,000,000) within three (3) Business Days after the Effective Date.

        9.2    Equity Financing Line.    Licensee shall contemporaneously enter into a financing commitment to purchase equity of Anacor in the amount of Ten Million Dollars ($10,000,000) pursuant to the Equity Commitment Side-Letter dated as of even date herewith.

        9.3    Development Milestones.

          (a)    Lead Indication.    Licensee shall make each of the following [***] payments to Anacor upon first occurrence of the corresponding milestone event with respect to the Licensed Product.

Event	Payment
[***]

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (b)    Additional Indications.    Licensee shall make each of the following [***] payments to Anacor upon first occurrence of the corresponding milestone events with respect to a Licensed Product in each additional indication other than the Lead Indication.

Event	Payment
[***]

For clarity, if any of the milestone events for the Licensed Product in the Lead Indication as set forth in Section 9.3(a) do not occur, the occurrence of such milestone event for the Licensed Product in an additional indication other than the Lead Indication shall not trigger the payment of any Lead Indication milestones in Section 9.3(a).

          (c)    Notice; Payment.    Licensee shall notify Anacor within [***] after the occurrence of an achievement of each milestone event giving rise to a payment obligation under this Section 9.3, and Licensee shall pay Anacor the indicated amount no later than forty-five (45) days after receipt of a written invoice from Anacor.

        9.4    Commercialization Milestones.    Licensee shall make each of the [***] payments indicated below to Anacor when aggregate annual Net Sales of the Licensed Product in the Territory (for all indications and without regard to formulation) first reach the corresponding dollar values.

Aggregate Annual Net Sales (Worldwide)	Payment
[***]

Licensee shall notify Anacor within [***] after the occurrence of an achievement of each milestone event giving rise to a payment obligation under this Section 9.4, and Licensee shall pay Anacor the indicated amount no later than forty-five (45) days after receipt of a written invoice from Anacor.

        9.5    Royalties.

          (a)    Royalty Rates.    Licensee shall pay to Anacor during the Royalty Term, a royalty on worldwide annual Net Sales of Licensed Product [***] as follows:

Calendar Year Net Sales	Royalty Rate
[***]

          (b)    Timing of Payments.    Royalty obligations will be determined quarterly and due and payable as set forth in Article 10.

          (c)    Royalty Term.    Royalties due under this Section 9.5 shall commence upon the First Commercial Sale of a Licensed Product in a particular country in the Territory and will expire on a country-by-country basis upon the later of (a) the expiration of the last to expire Valid Claim covering the Licensed Product in such country, or (b) ten (10) years from First Commercial Sale in such country ("Royalty Term").

          (d)    Royalty Adjustments.    In any country where there is no Valid Claim covering the Licensed Product, Licensee's royalty payment obligations under this Section 9.5 shall be reduced by [***] of the royalty rates set forth in each of the royalty tiers.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (e)    Generic Competition Adjustments.    With respect to all countries in the Territory, on a country-by-country basis, the royalties payable by Licensee under this Section 9.5 shall be reduced as follows:

            (i)    [***] during any [***] in which total unit sales of Generic Products commercialized by Third Parties in such [***] but is less than [***] of the total unit sales in such country of the Licensed Product and Generic Products combined;

            (ii)   [***] during any [***] in which total unit sales of Generic Products commercialized by Third Parties in such [***] but is less than [***] of the total unit sales in such country of the Licensed Product and Generic Products combined;

            (iii) [***] during any [***] in which total unit sales of Generic Products commercialized by Third Parties in such [***] but is less than [***] of the total unit sales in such country of the Licensed Product and Generic Products combined; or

            (iv)  Licensee shall pay no royalties during any [***] in which total unit sales of Generic Products commercialized by Third Parties in such [***] of the total unit sales in such country of the Licensed Product and Generic Products combined.

        9.6    Licensee Right to Offset.    No deduction from or offset against any obligations of Licensee hereunder shall be allowed or taken on account of any license fees, royalties or other amounts that Licensee or Licensee's Affiliates or sublicensees may be required to pay on account of any Third Party Patents or Third Party intellectual property that is publicly disclosed as of the Effective Date of the Agreement; provided, however, that Licensee shall have the right to offset against royalty obligations to Anacor for sales of Licensed Product in a given country [***] of any license fees, milestone payments, royalties or other amounts actually paid to Third Parties in consideration for a license under such Third Party's intellectual property the existence of which was not publicly disclosed as of the Effective Date and a license to which is required to practice a claim within the Anacor Background Patents for the Development, Manufacture or Commercialization of the Licensed Product in an approved indication in such country (including any such license obtained in connection with the settlement of an Infringement Claim). The foregoing right of offset cannot be used to reduce the royalty otherwise payable to Anacor on sales of the Licensed Product in a given calendar quarter by more than the amount of royalties Licensee would owe to Anacor if each tier of the royalty rates set forth in Section 9.5 above were reduced by [***]; provided, that any amounts that cannot be offset due to such limitation can be offset against royalties payable to Anacor in subsequent calendar quarters (subject to the same limitation applying). In the event that this Section 9.6 applies during the same calendar quarter as either or both of the royalty reductions described in Section 9.5(d) and (e), then the royalty rate applicable during such calendar quarter will be calculated by first applying the offset described in this Section 9.6, then the applicable royalty reductions pursuant to Section 9.5.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

ARTICLE 10
PAYMENT; REPORTS; AUDITS

        10.1    Licensee Quarterly Royalty Payments and Reports.

          (a)   Until the expiration of Licensee's royalty obligations under Section 9.5, Licensee agrees to make written reports to Anacor [***] covering all sales of the Licensed Product in the Territory by Licensee, its Affiliates and sublicensees for which invoices were sent during such calendar quarter, each such written report in reasonable detail as available to Licensee stating for the period in question:

            (i)    the Net Sales by Licensee, its Affiliates and sublicensees for the applicable calendar quarter, and

            (ii)   a calculation of the amount of royalty payment due on such Net Sales pursuant to Section 9.5.

          (b)   The information contained in each report under this Section 10.1 shall be considered Confidential Information of Licensee. Concurrent with the delivery of each quarterly report, Licensee shall make the royalty payment due Anacor under Section 9.5 for the calendar quarter covered by such report.

          (c)   In the case of transfers or sales of any Licensed Product between Licensee and an Affiliate or sublicensee of Licensee, a royalty shall be payable only with respect to the sale of such Licensed Product to an independent Third Party not an Affiliate or sublicensee of the seller.

        10.2    Accounting.    Licensee agrees to keep full, clear and accurate records for a maximum period of three (3) years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Product sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to Anacor hereunder to be determined. Licensee further agrees, upon reasonable prior notice, to permit the books and records relating to such three (3)-year period to be examined by an independent accounting firm selected by Anacor and acceptable by the Licensee for the purpose of verifying reports provided for in Section 10.1. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. Such examination is to be made at the expense of Anacor, except in the event that the results of the audit reveal an underpayment of royalties, milestones, or other payments to Anacor under this Agreement of [***] or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by Licensee. When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by Licensee for consolidation purposes. Licensee shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the report.

        10.3    Methods of Payments.    All payments due to Anacor under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by Anacor.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        10.4    Taxes.    If a law or regulation of any country of the Territory requires withholding of taxes of any type, levies or other charges with respect to any amounts payable hereunder to Anacor, Licensee shall promptly pay such tax, levy, or charge for and on behalf of Anacor to the proper governmental authority, and shall promptly furnish Anacor with receipt of such payment. Licensee shall have the right to deduct any such tax, levy or charge actually paid from payment due Anacor or be promptly reimbursed by Anacor if no further payments are due Anacor. Licensee agrees to assist Anacor in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

        10.5    Late Payments.    Any amount owed by Licensee to Anacor under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of [***] as set by the British Bankers Association as of the due date or, if lower, the highest rate permitted under applicable law.

ARTICLE 11
INTELLECTUAL PROPERTY

        11.1    Ownership of Background IP.    The Parties acknowledge and agree that:

          (a)   Anacor is and shall remain the owner of Anacor Background Patents and Anacor Background Know-How;

          (b)   Licensee is and shall remain the owner of Licensee Background Patents and Licensee Background Know-How; and

          (c)   Except as expressly provided herein, nothing contained in this Agreement shall be construed as granting or conveying (expressly, by implication, or otherwise) to any Parties any license or other rights under any of a Parties' other patents, know-how or other intellectual property rights.

        11.2    Ownership of Program IP.    All rights title and interest in or to any and all Program IP shall be determined in accordance with the following terms and conditions:

          (a)   Anacor shall own all Program IP that is conceived solely by one or more employees, agents or consultants of Anacor, its Affiliates, or Anacor's subcontractors;

          (b)   Licensee shall own all Program IP that is conceived solely by one or more employees, agents or consultants of Licensee, its Affiliates, its subcontractors or its sublicensees; and

          (c)   Licensee and Anacor shall jointly own all Program IP that is conceived by one or more employees, agents or consultants of Anacor or its Affiliates, together with one or more employees, agents or consultants of Licensee, its Affiliates, its subcontractors or its sublicensees.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (d)   In the event of a dispute regarding inventorship, the Parties shall establish a procedure to resolve such dispute, which may include engaging independent Third Party patent attorneys jointly selected by the Parties to resolve such dispute. The Parties acknowledge that the ownership rights set out in this Section 11.2 are subject to the terms and conditions of this Agreement (including the license granted by Anacor to Licensee), and subject thereto, each Party shall be free to use and exploit (which shall include the right to grant licenses under) the Joint IP, without any duty of accounting to the other Party.

          (e)   To the extent that a Party utilizes Third Party contractors to perform Development activities, such Party shall ensure that such Third Party contractors are obligated to assign rights to any Program IP made by such Third Party contractors so that such rights can be conveyed in accordance with the terms and conditions of this Section 11.2. In addition, each Party acknowledges and agrees that any sole or joint ownership interests held by it in any Program IP are held subject to the licenses set forth in this Agreement.

          (f)    During the Term, Anacor may request that Licensee grant it a non-exclusive royalty-bearing license under certain Licensee Program Patents and/or Licensee Program Know-How, which request Licensee will consider in good faith; provided, that Anacor covenants and agrees that any such license under Licensee Program Patents and/or Licensee Program Know-How may not be used to develop, make, have made, use, import, export, sell, offer for sale, and/or market any pharmaceutical product for the treatment and/or prevention of onychomycosis. If Licensee agrees to grant Anacor such a license, the Parties shall negotiate in good faith to determine the appropriate terms and conditions for such license, including compensation to be paid by Anacor to Licensee for such license. If the Parties are unable, after good faith negotiation, to agree upon appropriate compensation, any such disputed compensation terms shall be finally settled by binding arbitration as set forth in this Section 11.2(f). The arbitration panel shall consist of three (3) arbitrators, each of whom must have experience in pharmaceutical licensing compensation. The arbitrators shall be appointed as follows: Licensee shall appoint one arbitrator; Anacor shall appoint one arbitrator; and the two arbitrators so appointed shall appoint a third arbitrator. Each Party shall prepare a proposal setting forth its position concerning the appropriate compensation for the license and submit such proposal to the arbitration panel. Within thirty (30) days after submission of the proposals, the arbitration panel shall select one Party's proposal as the final compensation due by Anacor to Licensee in the license in order to resolve the dispute. For clarity, the arbitration panel may not select a compromise proposal in order to resolve the issue. The fees of the arbitrators selected by each party shall be borne by that Party and the fees for the third arbitrator shall be borne [***] by Anacor and [***] by Licensee.

        11.3    Prosecution of Intellectual Property.

          (a)    Licensee Background Patents.    Licensee shall have the sole right to Prosecute Licensee Background Patents and final decision making authority with respect thereto. Licensee will keep Anacor reasonably informed with regard to any matters related to the Prosecution of Licensee Background Patents that are relevant to the Development, use or Commercialization of the Licensed Product.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (b)    Anacor Background Patents and Program Platform IP.    Anacor shall have the sole right to Prosecute the Anacor Background Patents and final decision making authority with respect thereto. Licensee shall have full rights of consultation with Anacor and the patent counsel selected by Anacor in all matters related to such Patents that are relevant to the Development, use, Manufacturing or Commercialization of Licensed Product in the Field in the Territory. Anacor shall use reasonable diligent efforts to implement all reasonable requests made by Licensee with regard to preparation, filing, prosecution and/or maintenance of the patent applications and patents related to such Patents. Licensee shall bear all reasonable and documented out-of-pocket costs and expenses incurred after the Effective Date in connection with the Prosecution of Anacor Background Patents identified on Schedule A as "Product-Specific Patents" in the United States, the EU and Japan. Licensee shall also reimburse the reasonable and documented out-of-pocket costs and expenses for the Prosecution of Product-Specific Patents in countries other than the United States, the EU and Japan and for Anacor Background Patents identified on Schedule A as "Indication Patents" in all countries worldwide; provided, that Anacor provides Licensee with advance written notice of such Prosecutions and Licensee agrees that such Prosecution in such country is commercially reasonable. If Licensee provides notice to Anacor within twenty (20) days of receiving notice of filing of Product-Specific Patent outside the United States, the EU and Japan or of a Indication Patent in a particular country that Licensee does not agree with Prosecution, or at any time thereafter notifies Anacor that its does not agree that continuing the Prosecution of such Anacor Background Patent in such country is commercially reasonable, Anacor shall thereafter be solely responsible for the costs to Prosecute the Anacor Background Patent in such country. In such event, Licensee shall thereafter forego the right to receive copies of filings and correspondence and the opportunity to comment upon any such Patents as otherwise provided in this Section 11.3, but, for clarity, shall have the right to consult with Anacor and patent counsel selected by Anacor regarding such Patents. If Licensee is responsible for the reasonable and documented out-of-pocket costs and expenses in connection with the Prosecution of Anacor Background Patents as set forth above, Anacor shall provide Licensee with copies of all filing and correspondence in connection with Prosecution of such Anacor Background Patents in such country and Anacor shall consider any Licensee comments on such Prosecution in good faith. Licensee shall reimburse Anacor for the reasonable and documented out-of-pocket costs and expenses as set forth above within sixty (60) days after receiving an invoice from Anacor for such costs. In the event Licensee at any time Develops, Manufactures or Commercializes the Licensed Product pursuant to this Agreement in any indication for which it has terminated its obligation to pay for the costs to Prosecute any Indication Patents, then Licensee shall promptly notify Anacor and reimburse Anacor for all costs of Prosecution of such Indication Patents in the United States, the EU and Japan following receipt of an invoice issued by Anacor.

          (c)    Program Patents.    Prior to any Party filing a patent application disclosing or claiming Program IP developed under this Agreement, such Party shall in each case submit a copy of the proposed patent application to the other Party for review and comment. With respect to any Joint Program Patents, each Party shall, upon request, make reasonably available to the Controlling Party (and/or to the Controlling Party's authorized attorneys, agents or representatives) any of such Party's employees, agents or consultants to the extent necessary (and for such periods of time as are reasonable) to enable the Controlling Party to Prosecute such Joint Program Patents. In addition, each Party shall perform such commercially reasonable acts (including signing or causing the signing of documents) reasonably necessary to support the Prosecution of such Joint Program Patents.

            (i)    Responsibility for Solely Owned Patents.    Each Party shall have the right to prepare, Prosecute and maintain those Program Patents that are solely owned by such Party, as such Party determines is appropriate. Each Party shall notify the other Party of any decision not to file applications for, or to cease Prosecution and/or maintenance of, or to discontinue the payment of maintenance fees or other expenses necessary to Prosecute or maintain, or to otherwise abandon, any Program Patents that claim the Formulation and/or the Licensed Product (or the Manufacture or use of any of the foregoing) in one or more countries in the Territory. The notifying Party shall deliver such notice at least thirty (30) days prior to any filing date or payment deadline, or any other non-extendable date that requires action in connection with such Program Patents in order to maintain and/or prevent the loss or abandonment of such Program Patents in the relevant country(ies). Any such notice from a Party shall clearly describe the nature and scope and status of the relevant Program Patents. In such event, the notified Party shall have the right to request the notifying Party to assign and convey to the notified Party all rights, title and interest in and to such Program Patents. The notified Party may exercise this right at any time during the thirty (30) day period following receipt of notice from the notifying Party pursuant to this Section 11.3(c)(i), by providing written notice to that effect. If the notified Party delivers such notice, then the notifying Party shall (i) promptly assign and convey such Program Patent to the electing Party; provided, that if the Parties may agree to convey such interest by an exclusive, fully-paid license in order to maintain Prosecution in accordance with the rules and regulations of the United States Patent and Trademark Office; (ii) promptly deliver to the electing Party copies of all relevant documents and communications with government patent authorities in the relevant country with regard to such Program Patents; and (iii) for a reasonable period of time thereafter (not to exceed ninety (90) days) perform on behalf of the notifying Party any actions reasonably requested by the electing Party in order to continue the Prosecution and maintenance of the relevant Program Patents; provided, that the electing Party shall reimburse the notifying Party for any reasonable documented out of pocket expenses incurred by the notifying Party in connection therewith

            (ii)    Responsibility for Joint Program Patents.    The Parties shall consult with each other regarding all aspects of the Prosecution of any related Joint Program Patents. The Parties shall determine which of them shall have the primary right to prepare, file, prosecute and maintain the Program IP claimed by such Patents (the responsible Party in each such instance being referred to as the "Controlling Party").

            (iii)    Obligations of the Controlling Party.    The Controlling Party shall undertake the Prosecution of the relevant Joint Program Patents through an outside patent counsel (reasonably acceptable to the other Party). The Controlling Party shall pay the out of pocket expenses and legal fees arising in connection therewith; provided, that such reasonable out of pocket expenses and legal fees shall be shared equally by the Parties through quarterly reimbursement to be provided by the Party that is not the Controlling Party pursuant to detailed quarterly invoices to be issued by the Controlling Party. The Controlling Party shall permit the other Party to review and comment at least two (2) weeks prior to the filing of any priority patent application by the Controlling Party. The Controlling Party shall notify the other Party within thirty (30) days after the filing of a patent application by the Controlling Party, which notice shall include a copy of the patent application and shall consult with the other Party with respect to strategies for filing and prosecution of such patent applications, including the countries in which to file convention applications. The Controlling Party shall promptly provide the other Party with copies of all communications received from or filed in patent offices with respect to such filings. The Controlling Party shall notify the other Party, a reasonable time prior to taking (or failing to take) action that would affect the scope or validity of rights under such patent applications or any issued patents arising therefrom (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional application, abandoning any patent or not filing or perfecting the filing of any patent application in any country) to provide the other Party a reasonable opportunity to review and make comments with respect thereto.

            (iv)    Controlling Party Does Not Accept Responsibility.    The Controlling Party shall have the option not to accept the responsibilities set forth in Sections 11.3(c)(ii) and 11.3(c)(iii) with respect to a particular Joint Program Patent; provided, that it promptly notifies the other Party to that effect. In the event that the Controlling Party delivers such notice, or fails to undertake the preparation and filing of a patent application for Program IP for which it is responsible hereunder within ninety (90) days of a written request by the other Party to do so, then such other Party may assume the Controlling Party's responsibility for preparation, filing, prosecution and maintenance of the related patent application or patent, and will thereafter be deemed the Controlling Party for purposes hereof.

            (v)    Cooperation.    The Parties shall reasonably cooperate with each other in the prosecution and maintenance of Program Patents. Such cooperation shall include (i) causing the execution and delivery of documents, and (ii) making reasonably available to the Controlling Party or the Party that owns the Patent pursuant to this Article 11, as applicable, (or to its designated attorneys, agents or representatives) any of a Party's employees, agents or consultants, in each case to the extent necessary or reasonable to enable the Controlling Party (or owning Party, as applicable) to prepare, file, prosecute and maintain such Program Patents, and, with respect to access to personnel, for periods of time sufficient for such Controlling Party (or owning Party, as applicable) to obtain the necessary assistance from such personnel.

        11.4    Enforcement and Defense of Patents.

          (a)    Notice.    Each Party shall promptly notify the other Party in the event it becomes aware of any Infringement Claims. Any such notice shall clearly identify the relevant Third Party and shall include sufficient information (to the extent available) to reasonably enable the other Party to evaluate such Infringement Claim.

          (b)    Defense of Infringement Claims.    Licensee shall have the right and responsibility, at its sole discretion, to defend and control any action or proceeding with respect to any Infringement Claim. With respect to any such Infringement Claim, Anacor shall, upon request, reasonably cooperate with Licensee as necessary for the defense of such Infringement Claim (including consenting to any necessary use of its or its Affiliates' name). Licensee shall have sole control of any suit, action or other proceedings to defend an Infringement Claim, and for any and all settlement discussions or negotiations with respect thereto; provided, however, that Licensee shall not settle or compromise any such suit (or enter into any consent order for the settlement or compromise thereof) without the prior written consent of Anacor, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement or compromise: (i) involves an admission of invalidity or limitation of the scope or enforceability of any Anacor Background Patents, Anacor Program Patents or Joint Program Patents; (ii) would impose any financial obligations on Anacor or its Affiliates; (iii) would impose an injunction or other similar restriction on Anacor or its Affiliates; or (iv) would constitute an admission of guilt or liability by or on behalf of Anacor or its Affiliates.

          (c)    Step-in Right for Anacor.    In the event that Licensee does not elect to defend an action or proceeding related to an Infringement Claim within three (3) months of said claim being brought (or such shorter time period as may be necessary to appropriately respond to said claim), or if Licensee notifies Anacor at any time prior thereto of its intention not to defend such action or proceeding, then Anacor shall have thereafter have the right, but not be obligated, to defend and control any action or proceeding. In the event Anacor elects to defend the Infringement Claim it shall notify Licensee to that effect and shall thereafter have sole control of any suit, action or other proceedings to defend the Infringement Claim, and for any and all settlement discussions or negotiations with respect thereto; provided, however, that Anacor shall not settle or compromise any such suit (or enter into any consent order for the settlement or compromise thereof) without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement or compromise: (i) involves an admission of invalidity or limitation of the scope or enforceability of any Licensee Background Patents, Licensee Program Patents or Joint Program Patents; (ii) would impose any financial obligations on Licensee or its Affiliates, or otherwise adversely impact Licensee's rights, with respect to the Formulation or the Licensed Product; (iii) would impose an injunction or other similar restriction on Licensee or its Affiliates; or (iv) would constitute an admission of guilt or liability by or on behalf of Licensee or its Affiliates. Licensee shall, upon request, reasonably cooperate with Anacor as necessary for the defense of any Infringement Claim for which Anacor has assumed responsibility under this Section 11.4(c) (including consenting to any necessary use of Licensee or its Affiliates' name).

          (d)    Costs and Expenses of Defending an Infringement Claim.    Except as otherwise expressly set forth in this Section 11.4 and Article 14, each Party shall be responsible for the costs and expenses of defending any Infringement Claim for which it has assumed the responsibility pursuant to Sections 11.4(b) or 11.4(c). Such Party shall reimburse the other Party for any documented reasonable out of pocket costs incurred by or on behalf of such other Party in cooperating with the defense of such Infringement Claim. If, as a result of a judgment in the litigation or settlement with the Third Party, Licensee or its Affiliates or sublicensees is required to pay to such Third Party royalties or other consideration for any patent that is necessary to practice claims within the Anacor Background Patents for the Development, Manufacture or Commercialization of the Licensed Product, Licensee and Anacor shall share the costs of such royalties for such patents in accordance with the terms of Section 9.6; otherwise, Licensee shall bear all of such payments.

        11.5    Prosecution of Infringers.    Should any Third Party infringe, or reasonably appear to be infringing, any Anacor Background Patents, Anacor Program Patents or Joint Program Patents which adversely affect or could reasonably be expected to adversely affect the Development, Manufacture, use or Commercialization of Compound or Licensed Product in the Field in the Territory, the Party learning of such infringement or potential infringement shall promptly notify the other upon learning of the same.

          (a)   Licensee shall have the primary right, but not the obligation, to bring and direct any legal or other action, including any settlement negotiation or proceeding, with respect to any infringement or potential infringement in the Territory of the Anacor Background Patents, Anacor Program Patents or the Joint Program Patents with respect to which notice is delivered under Section 11.5. Licensee shall have the right to join Anacor as a party plaintiff in any such action or to bring any such action in Anacor's name if required by applicable law. Licensee shall also have the sole right, but not the obligation, to bring and direct any legal or other action, including any settlement negotiation or proceeding, with respect to any infringement or potential infringement in the Territory of the Licensee Background Patents or Licensee Program Patents; provided, that Licensee shall not settle or terminate any such proceeding or litigation in a manner that affects the rights of Anacor (including, without limitation, any settlement that undermines the scope, validity or enforceability of any Anacor Background Patents or Anacor Program Patents) without Anacor's written consent, which shall not be unreasonably withheld or delayed.

          (b)   As regards each discovered infringer of Anacor Background Patents, Anacor Program Patents or Joint Program Patents, if Licensee does not bring suit against said infringer pursuant to this Section 11.5, or has not commenced negotiations with said infringer for discontinuance of said infringement, as herein provided, within one hundred eighty (180) days after receipt of notice of such infringement pursuant to this Section 11.5 (or such shorter period of time as is necessary to preserve any rights to obtain injunctive relief under applicable Law), then Anacor shall have the right, but not the obligation, to bring and direct any legal or other action for such infringement and, in the case of a Joint Program Patent, to join Licensee as a party plaintiff or to bring suit in

  Licensee's name if required by applicable law. Licensee shall retain its rights to initiate patent infringement litigation respecting an infringer of Anacor Background Patents, Anacor Program Patents or Joint Program Patents if it places such infringer on proper legal notice that such infringer's infringing activities will be addressed in a legal action initiated subsequent to the resolution of another infringement action involving the same Anacor Background Patents, Anacor Program Patents or Joint Program Patents, as applicable.

          (c)   In the event that Licensee elects to institute any action against an infringer of Anacor Background Patents, Anacor Program Patents or Joint Program Patents in accordance with the provisions of this Section 11.5, it shall promptly notify Anacor and keep Anacor reasonably informed as to important developments of such negotiation and suit. In the event that Anacor elects to initiate or conclude any settlement negotiation or proceeding with respect to any infringement or potential infringement in the Territory of Anacor Background Patents or Anacor Program Patents in accordance with Section 11.5(b), it shall promptly notify Licensee and keep Licensee reasonably informed as to important developments of such negotiations or proceedings.

          (d)   Each Party agrees to render such reasonable assistance as may be reasonably requested by the other Party and as may be reasonably necessary or useful to assist the other with respect to any actions instituted by the other Party pursuant to this Section 11.5. Each Party may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement by any Third Party; provided, however, the foregoing shall not affect the right to control such litigation by the Party which has instituted it.

          (e)   Notwithstanding anything in this Section 11.5 to the contrary, with respect to any suit for infringement of a Joint Program Patent which relates to infringement activities that do not adversely impact, or which do not have a reasonable potential to adversely impact, the Development or Commercialization of Licensed Product in the Territory, the Party who did not initiate the suit pursuant to Section 11.5(a) or 11.5(b) shall have the right to join such suit as a party plaintiff and contribute [***] of the fees and expenses related to such litigation. In the event a Party so elects to join such a suit, then all strategic decisions regarding such litigation shall be mutually agreed.

        11.6    Allocation of Recovery Against Third Party Infringer.    All amounts recovered from a Third Party pursuant to Section 11.6 shall be used first to reimburse the reasonable costs and expenses (including reasonable attorney's fees and costs) of the Parties in such action (including any settlement negotiation or proceeding). Any remaining amounts from such recovery shall be allocated as follows:

          (a)   With respect to any recovery for infringement of an Anacor Background Patent or Anacor Program Patent, (x) if Licensee initiated and prosecuted the action pursuant to Section 11.5(a), Licensee shall pay Anacor an amount equal to [***] of the balance of such recovery and Licensee shall be entitled to keep the remainder of such balance, and (y) if Anacor initiated and prosecuted the action pursuant to Section 11.5(b), Anacor shall pay Licensee an amount equal to [***] of the balance of such recovery and Anacor shall be entitled to keep the remainder of such balance.

          (b)   With respect to any recovery for infringement of a Licensee Background Patent or Licensee Program Patent, the balance shall be retained by Licensee; and

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (c)   With respect to any recovery for infringement of a Joint Program Patent which relates to infringement activities that adversely impact, or have a reasonable potential to adversely impact, the Development, Manufacture, use or Commercialization of Compound or Licensed Product in the Field in the Territory, (x) if Licensee initiated and prosecuted the action pursuant to Section 11.5(a), Licensee shall pay Anacor an amount equal to [***] of the balance of such recovery and Licensee shall be entitled to keep the remainder of such balance, and (y) if Anacor initiated and prosecuted the action pursuant to Section 11.5(b), Anacor shall pay Licensee an amount equal to [***] of the balance of such recovery and Anacor shall be entitled to keep the remainder of such balance; and

          (d)   With respect to any recovery for any infringement of a Joint Program Patent that is not covered by Section 11.6(c), the Parties shall share the balance [***] of the fees and expenses related to the litigation pursuant to Section 11.5(e) and otherwise the balance shall be retained by the Party which funded all of the litigation fees and expenses. Where the amounts recovered do not fully reimburse the costs and expenses incurred by the Parties in initiating and prosecuting the infringement action, such amounts shall be paid to the Parties pro-rata to the costs and expenses incurred by the Parties.

        11.7    Updating Patent Schedule.    Anacor shall update Schedule A (Anacor Background Patents and Anacor Program Patents) on an annual basis and provide a copy of such updated schedule to Licensee.

        11.8    Ownership of Trademarks.    Licensee shall select and own all trademarks and service marks associated with Licensed Product in the Territory (collectively, "Marks"). Licensee shall also own any domain names associated with Licensed Product in the Territory, including any domain names that contain Marks.

        11.9    Certification Under Drug Price Competition and Patent Restoration Act.    Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Anacor Background Patents, Anacor Program Patents or Joint Program Patents covering Licensed Compound or Licensed Product are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.

        11.10    Listing of Patents.    Subject to the terms of this Section 11.10, Licensee shall have the sole right to determine which of the Anacor Background Patents, Anacor Program Patents and the Joint Program Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor law in the United States, together with any comparable laws or regulations in any other country in the Territory. Licensee will use Commercially Reasonable Efforts to promptly list and maintain with the applicable Regulatory Authorities correct and complete listings of applicable Patents for such Licensed Product, including all so called "Orange Book" listings required under the Hatch-Waxman Act. The Parties agree to co-operate to reach a decision on the listability of and the listing process for such Patents claiming the Licensed Product, including, if requested by either Party, by meeting in person to discuss each Party's position on listing strategy and the basis thereof not less than ninety (90) days prior to any listing deadline. Each Party will promptly comply with reasonable requests by the other Party to review the listability of the Patents in the Orange Book. If the Parties do not reach agreement concerning a decision on listability by or before fifteen (15) days after receipt of Regulatory Approval in the United States, Licensee shall make the final decision concerning such listing.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

ARTICLE 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS

        12.1    Mutual Representations and Warranties.    Each Party hereby represents and warrants to the other Party as of the Execution Date:

          (a)   Such Party is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

          (b)   The execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

          (c)   Such Party has the corporate power and authority to execute and deliver this Agreement and the performance of such Party's obligations hereunder do not conflict with or violate such Party's corporate charter and bylaws or any requirement of applicable laws or regulations and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any agreement of such Party with a Third Party; and

          (d)   Such Party has the right to grant the rights and licenses described in this Agreement.

        12.2    Knowledge of Pending or Threatened Litigation.    Each Party represents and warrants to the other Party that as of the Execution Date there is no claim, investigation, suit, action or proceeding pending against it and of which it has received written notice or, to the knowledge of such Party, threatened against it before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to materially impair the ability of such Party to perform any obligation under this Agreement.

        12.3    Additional Representations and Warranties of Anacor.    Anacor further represents and warrants to Licensee, as of the Execution Date, as follows:

          (a)   Anacor is the exclusive owner or licensee of the Patents listed on Schedule A, all of which are owned by Anacor free and clear of any liens, charges, claims and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership or right to obtain compensation with respect to such Patents. To the knowledge of Anacor, there are no Patents or Know-How owned or licensed by Anacor or its Affiliates which are necessary or useful for the Development, Manufacture and Commercialization of Licensed Product in the Field in the Territory which are not Controlled by Anacor.

          (b)   To the knowledge of Anacor, the conception, development and reduction to practice of the Anacor Background Patents and Anacor Background Know-How has not constituted or involved the misappropriation of trade secrets of any Third Party.

          (c)   To the knowledge of Anacor, the manufacture of Licensed Compound, the importation of Licensed Compound in the Territory, and the Manufacture, use, importation and sale of the Licensed Product in the Field in the Territory does not infringe the Patents or other intellectual property rights of any Third Party.

          (d)   No claim has been made against Anacor or its Affiliates in writing asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Anacor Background Patents or challenging its or its Affiliates' rights to use or ownership of any of the Anacor Background Patents or making any adverse claim of ownership thereof. Anacor has complied with all applicable laws, rules and regulations during the course of its filing and prosecution of the Anacor Background Patents in the Territory, including without limitation all rules of the United States Patent and Trademark Office ("USPTO") and any regulations applicable to the filing and prosecution of Patent Rights before the USPTO.

          (e)   Anacor has disclosed to Licensee all material information known to Anacor and in Anacor's Control with respect to the safety or efficacy of the Licensed Compound or Licensed Product in the Field, or any human risk factors related thereto, as well as all pre-clinical and clinical data related to Licensed Compound or Licensed Product, and no such information and data has been falsified as to which Anacor is aware or after a reasonable investigation should have been aware.

          (f)    Prior to the Execution Date, Anacor has paid all maintenance fees associated with the Anacor Background Patents that have issued as of the Execution Date.

          (g)   All clinical studies conducted by or on behalf of Anacor or any of its Affiliates prior to the Execution Date have been performed in accordance with Good Clinical Practice and, to Anacor's knowledge, all ICH guidelines in all material respects.

          (h)   To the knowledge of Anacor, all files, documentation, records and information provided to Licensee pursuant to Article 5 and Sections 2.6, 4.4, 4.5, 6.3 and 8.2 are true, accurate and complete in all material respects.

        12.4    Disclaimer of Warranty.    Except as expressly set forth in Section 12.3, neither Party has made, and nothing in this Agreement shall be construed as, a warranty or representation (i) that any Licensed Product made, used, sold or otherwise disposed of under the Licenses or the rights granted to Licensee under Section 2.1 is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights of any Third Party, or (ii) regarding the effectiveness, value, prospects for success (whether financial, regulatory or otherwise), safety, non-toxicity, patentability, or non-infringement of any patent technology, Licensed Product or any information or results provided by either Party pursuant to this Agreement. Each Party explicitly accepts all of the same as experimental and for development purposes, and without any express or implied warranty from the other Party. Except as expressly set forth in this Agreement, each Party expressly disclaims, waives, releases, and renounces any representation or warranty of any kind, express or implied either in fact or by operation of law, by statute or otherwise, whether written or oral, or arising from course of performance, course of dealing or usage of trade, including, without limitation, any representation or warranty with respect to non-infringement, value, adequacy, freedom from fault, quality, efficiency, suitability, characteristics or usefulness, or merchantability or fitness for a particular purpose.

        12.5    Limitation of Liability.    NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH PARTY'S PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT FOR DAMAGES ARISING FROM A BREACH OF SECTION 13.1. THE FOREGOING SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

        12.6    Update.    From the Execution Date until the Effective Date of this Agreement, each Party will give the other Party prompt written notice upon becoming aware of any development, event or circumstance that could reasonably be expected to result in a breach of or inaccuracy in any of the notifying Party's representations and warranties in this Article 12. On the Effective Date, each Party shall deliver to the other Party an updated Exhibit 12.6 reflecting any exceptions to the representations and warranties made by the notifying Party as of the Effective Date.

ARTICLE 13
CONFIDENTIALITY

        13.1    Confidentiality.    The provisions of this Article 13 supersede and replace the obligations of the Parties pursuant to Amended and Restated Mutual Non-Disclosure Agreement dated January 15,

2007 (the "Existing CDA"), and such prior agreement is terminated as of the Effective Date. During and after the term of this Agreement, each Party (i) shall maintain in confidence all Confidential Information of the other Party; (ii) shall not use such Confidential Information for any purpose except as permitted by this Agreement; and (iii) shall not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents or subcontractors who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Article 13 and to whom such disclosure is necessary in connection with such Party's activities as contemplated in this Agreement. Each Party shall ensure that such Party's Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents and subcontractors comply with these obligations. Each Party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other's trade secrets or proprietary information.

        13.2    Exceptions.    The obligations of confidentiality, non-disclosure, and non-use set forth in Section 13.1 shall not apply to the extent the receiving Party (the "Recipient") can demonstrate that the disclosed information (i) was in the public domain at the time of disclosure to the Recipient by the other Party, or thereafter entered the public domain, in each case other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in breach of this Agreement; (ii) was rightfully known by the Recipient or its Affiliates (as properly demonstrated by the Recipient) prior to the date of disclosure to the Recipient by the other Party; (iii) was independently developed by the Recipient or its Affiliates without the aid, application or use of Confidential Information of the other Party (as properly demonstrated by the Recipient); or (iv) was received by the Recipient or its Affiliates on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the other Party. Notwithstanding any other provision of this Agreement, Recipient's disclosure of Confidential Information shall not be prohibited if such disclosure: (a) is in response to a valid order of a court or other governmental body; provided, that Recipient provides the other Party with prior written notice of such disclosure in order to permit the other Party to seek a protective order or other confidential treatment of such Confidential Information; or (b) is otherwise required by applicable law or regulation; provided, that Recipient limit such disclosure to only the Confidential Information required to be disclosed.

        13.3    Project Data.    The Project Data shall be owned by Licensee. For avoidance of doubt, the Project Data and any and all other data and results generated in performance of the Development Plan shall be considered the Confidential Information of Licensee for purposes of this Agreement and shall be treated by Anacor as such under the terms of this Article 13.

        13.4    Publications.

          (a)   Anacor shall have no right to publish any Project Data (including without limitation any reports prepared by or on behalf of Anacor pursuant to Section 4.4), without the prior written consent of Licensee (which may be withheld for any reason). Licensee shall decide upon any proposed publication of the Project Data (and, for the avoidance of doubt, Licensee may disclose clinical trial data and other information related to the Licensed Product as it determines).

          (b)   To the extent that any proposed publication or public presentation (including without limitation any abstracts or manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media (e.g., any computer access system such as the Internet, World Wide Web etc.) collectively or individually a "Public Presentation") to be made by a Party or its Affiliates may contain Confidential Information of the other Party, the Party intending to make such publication or presentation shall provide to such other Party an advance copy of any such proposed publication or presentation prior to its submission or dissemination to any Third Party. The Party receiving such proposed publication or presentation shall have a period of at least thirty (30) days to review and recommend any changes it reasonably believes are necessary to protect its Confidential Information. The Party intending to make such publication or presentation shall remove any Confidential Information of the other Party therefrom; other changes recommended by such other Party shall not be unreasonably refused. In addition, if such publication could in the reviewing Party's reasonable judgment be expected to have a material adverse effect on the commercial value of the reviewing Party's Confidential Information (or in the case of a proposed publication by Anacor, on the Licensed Product), then the reviewing Party shall have the right to delay or prevent such publication as proposed by providing written notice to that effect during such thirty (30) day period. In the case where such publication may disclose any Program IP, any such delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) (or application(s) for other appropriate forms of protection) on the Confidential Information involved.

        13.5    No Disclosure of Agreement Terms.    The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 13.1 which shall be issued at a time to be mutually agreed by the Parties. Each of the Parties agrees not to disclose the terms and conditions of this Agreement to any Third Party and shall not make any public announcement or issue any press release in relation thereto, or otherwise publicize the existence or contents of this Agreement without the prior written approval by the other Party of the form, content and timing of such announcement, press release or other public disclosure. The foregoing provisions of this Section 13.5 notwithstanding, each Party shall have the right to disclose information related to the existence and/or terms and conditions of this Agreement as follows: (i) to the extent necessary (as reasonably determined by its legal counsel) to be disclosed in order to comply with the rules and regulations of the United States Securities and Exchange Commission (or another similar securities exchange authority in Territory); (ii) to existing or potential acquirers or merger candidates, potential sublicensees or collaborators (to the extent contemplated hereunder), or to Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 13; (iii) to investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, if such recipients are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 13; or (iv) in response to a valid order of a court or other governmental body. In each such event, the Party so required to disclose shall notify the other Party in advance of any such disclosure, shall provide the other Party with a reasonable opportunity to review and comment on the form and content of any such disclosure, shall disclose only the minimum information required in order to comply with such disclosure requirements, and shall use commercially reasonable efforts to obtain confidential treatment (to the fullest extent available).

ARTICLE 14
INDEMNIFICATION

        14.1    Indemnification by Anacor.    Unless otherwise provided herein, Anacor agrees to indemnify, hold harmless, and defend Licensee, its Affiliates, and their directors, officers, employees, and agents (the "Licensee Indemnitees") from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses (including without limitation attorneys' fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) ("Losses") to the extent that such Losses arise out of (a) Anacor's breach of this Agreement, (b) the negligence or willful misconduct of Anacor or its Affiliates, or (c) for personal injury or death caused by the development, manufacture, use or sale of Licensed Product by Anacor or its Affiliates or licensees prior to the Effective Date. Notwithstanding the foregoing, Anacor's obligation to indemnify, hold harmless, and defend the Licensee Indemnitees shall not apply to the extent any Losses arise out of (x) the negligence or willful misconduct of Licensee or its Affiliates, (y) Licensee's breach of this Agreement, or (z) the development, manufacture, distribution, use, testing, promotion, marketing, or sale or other disposition of a Licensed Product by or on behalf of Licensee or its Affiliates, agents or sublicensees after the Effective Date.

        14.2    Indemnification by Licensee.    Unless otherwise provided herein, Licensee shall indemnify, hold harmless, and defend Anacor, its Affiliates, and their directors, officers, employees, and agents (the "Anacor Indemnitees") from and against any and all Losses, to the extent that such Losses arise out of (a) Licensee's breach of this Agreement, (b) the negligence or willful misconduct of Licensee or its Affiliates, or (c) the Development, Manufacture, distribution, use, testing, Commercialization, promotion, marketing, or sale or other disposition of a Licensed Product by or on behalf of Licensee or its Affiliates, agents or sublicensees after the Effective Date. Notwithstanding the foregoing, Licensee's obligation to indemnify, hold harmless, and defend the Anacor Indemnitees shall not apply to the extent any Losses arise out of (x) the negligence or willful misconduct of Anacor or its Affiliates, (y) Anacor's breach of this Agreement, or (z) personal injury or death caused by the development, manufacture, use or sale of Licensed Product by Anacor or its Affiliates or licensees prior to the Effective Date.

        14.3    Indemnification Procedure.

          (a)   The Party entitled to indemnification under this Article 14 (an "Indemnified Party") shall notify the Party potentially responsible for such indemnification (the "Indemnifying Party") within ten (10) Business Days of becoming aware of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.

          (b)   The Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The foregoing notwithstanding, the Indemnifying Party may not enter into any compromise or settlement of such claim without the prior written consent of the Indemnified Party if such compromise or settlement would (i) impose an injunction or other similar restriction of the Indemnified Party, (ii) impose any financial obligations on the Indemnified Party, and/or (iii) would constitute an admission of guilt or liability by or on behalf of the Indemnified Party.

          (c)   The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 14.3 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

          (d)   The foregoing notwithstanding, the Indemnified Party shall have the right to waive its rights to indemnity under this Agreement and control the defense or settlement thereof to the extent such claim involves an issue or matter that it believe may materially adversely affect the business and/or assets of such Indemnified Party; provided, that in no event shall any such waiver be construed as a waiver of any indemnification rights which such Party may have at law or in equity.

        14.4    Insurance.    During the term of this Agreement, each Party shall maintain insurance and/or a program of self-insurance sufficient to cover its liabilities under this Agreement. To the extent applicable, each Party shall provide fifteen (15) days prior written notice to any cancellation of its insurance program, and each Party shall designate the other as an additional insured under its applicable insurance policies.

ARTICLE 15
TERM AND TERMINATION

        15.1    HSR Act.    To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), each Party will (i) file or cause to be filed, as promptly as practicable after the date hereof, with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ"), all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the FTC or DOJ for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act will expire as soon as practicable after the date hereof. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees in connection with the filings, [***]. This Agreement is effective on the earlier of: (i) the date after which the waiting period pursuant to the HSR Act has expired, (ii) the date on which the transaction contemplated in this Agreement has been approved by the FTC and DOJ, and (iii) if the Parties agree that no filing is required under the HSR Act, the date first written above ("Effective Date").

        15.2    Term.    The term of this Agreement (the "Term") shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 15, will expire on the date on which the Royalty Term expires for all Licensed Products in all countries of the Territory; provided, that Sections 4.2(a), 4.4(a), 5.1(a), 13.1, 13.2, 13.5, and 15.1, and all sections necessary to give effect to such sections, will be effective as of the Execution Date.

        15.3    Termination for Breach.

          (a)   Subject to the terms and conditions of this Section 15.3, a Party (the "non-breaching Party") shall have the right, in addition to any other rights and remedies, to terminate this Agreement in its entirety or on a product-by-product, country-by-country basis (if such breach is limited to a country) in the event the other Party (the "breaching Party") is in breach of any of its material obligations under this Agreement (it being understood that for purposes of this Section 15.3(a) that different Formulations, line extensions and modes of administration of the Licensed Product shall be distinct products). The non-breaching Party shall first provide written notice to the breaching Party, which notice shall identify with particularity the alleged breach. The breaching Party shall have a period of ninety (90) days after such written notice is provided to cure such breach. If such breach is not cured within such period, this Agreement shall terminate immediately at the end of such period on written notice of the termination from the non-breaching Party, or where the breach is not capable of being cured in ninety (90) days if the breaching Party fails to (1) initiate actions during such ninety (90) day period that are reasonably anticipated to cure the default within a reasonable period (not to exceed one hundred eighty (180) days) and (2) thereafter use continuing diligent efforts to cure the default, then the non-breaching Party may immediately terminate this Agreement at any time by providing written notice of the termination.

          (b)   Termination under this Section 15.3 for whatever reason will be automatically stayed for the duration of any dispute resolution proceedings initiated under Article 16 regarding the dispute forming the basis for the proposed termination.

          (c)   A breach in any of the following territories shall constitute a breach of the entire Agreement for purposes of this Section 15.3: [***].

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        15.4    Termination for Insolvency.    Either Party shall have the right to terminate this Agreement if, at any time, (a) the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or (b) if the other Party proposes a written agreement of composition or extension of its debts, or (c) if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or (d) if the other Party shall propose or be a party to any dissolution or liquidation, or (e) if the other Party shall make an assignment for the benefit of creditors.

        15.5    Termination by Licensee.    Licensee shall have the right to terminate this Agreement on a country-by-country basis or in its entirety at any time on one hundred eighty (180) days prior written notice to Anacor, subject to the following:

          (a)   If Licensee exercises this termination in the United States, then such termination shall be deemed a termination of this Agreement in its entirety.

          (b)   If Licensee exercises this termination right in any [***], then such termination shall be deemed a termination of [***].

          (c)   If Licensee exercises this termination right [***], then such termination shall be deemed a termination [***].

          (d)   If Licensee exercises this termination right in [***] then such termination shall be deemed a termination [***].

        15.6    Effects of Expiration.    Upon expiration of this Agreement pursuant to Section 15.2, Licensee will have a worldwide, exclusive, royalty-free, irrevocable right and license, with the right to sublicense and authorize the grant of further sublicenses, under the Anacor IP to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Product in the Territory in the Field.

        15.7    Effects of Termination.    Upon termination of this Agreement for any reason, (i) all licenses granted by each Party to the other shall terminate (except as set forth in Section 15.8 below), and (ii) each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party's Confidential Information and to which the Party does not retain rights hereunder.

        15.8    Product Reversion.    Upon termination of this Agreement for any reason, except as described in Section 15.9 below, the following provisions shall apply:

          (a)   Effective upon such termination, without further action by either Party, Anacor shall have a worldwide, royalty-free, sublicensable, exclusive and perpetual license from Licensee under any Licensee IP existing at the time of termination and which is necessary or useful for the use, Development, Manufacture, or Commercialization of the Licensed Product that is then being Developed or Commercialized by Licensee. Anacor's license under this Section 15.8(a) shall be limited solely to the right to Develop, make, have made, use, import, export, Commercialize, offer to sell and sell such Licensed Product in the Field.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          (b)   Licensee shall reasonably cooperate with Anacor in order to enable Anacor to assume responsibility for the Development, Manufacture and/or Commercialization of all Licensed Products then being Developed, Manufactured or Commercialized by Licensee. Such cooperation and assistance shall be provided in a timely manner (having regard to the nature of the cooperation or assistance requested) and shall include without limitation:

            (i)    Licensee shall transfer to Anacor (or its nominee) all INDs, Regulatory Approvals and Drug Approval Applications for Regulatory Approvals made or obtained by Licensee or its Affiliates or any of its sublicensees to the extent relating to Licensed Product then being Commercialized or in Development.

            (ii)   Licensee shall assign to Anacor all of its rights in any Marks and shall transfer to Anacor all of its rights in any domain names containing Marks, in each case to the extent that such Marks have actually been or are planned to be utilized by Licensee in connection with the Commercialization of Licensed Product in the Field. Any assignment or transfer to Anacor pursuant to this Section 15.8(b)(ii) shall be at no cost to Anacor.

            (iii) Licensee shall transfer to Anacor (or its nominee), to the extent not previously provided, a copy of all Project Data and Know-How in its possession or under its control relating to any Licensed Product then being Commercialized or in clinical Development by Licensee and reasonably necessary or useful for its continued Development, Manufacture and/or Commercialization, including without limitation all information contained in Licensee's regulatory and/or safety databases, all in the format then currently maintained by Licensee; provided, however, nothing in this Section 15.8(b)(iii) shall be deemed to expand the scope of the license granted to Anacor pursuant to Section 15.8(b).

            (iv)  Upon the request of Anacor, Licensee shall use reasonable and diligent efforts to assign to Anacor any sublicenses previously granted by Licensee related to Licensed Product.

            (v)   Upon the request of Anacor, Licensee, its Affiliates and its sublicensees shall complete any clinical studies related to Licensed Product in the Field that (x) are being conducted under Licensee's IND for Licensed Product and are ongoing as of the date this Agreement is terminated, and (y) for which it is not practicable to transfer responsibility for conducting such studies to Anacor; provided, however, that Anacor agrees to reimburse Licensee for all Development Costs incurred by Licensee after termination in completing such studies.

            (vi)  Licensee shall transfer to Anacor, at a price to be agreed in good faith, which shall not be more than [***] of Licensee's [***] all quantities of Licensed Product in the possession of Licensee or its Affiliates (including, without limitation, clinical trial supplies and Licensed Product intended for commercial sale).

            (vii) At Anacor's request, Licensee shall promptly provide to Anacor copies of all clinical trial, contract manufacturing, or service agreements entered into by Licensee or its Affiliates with respect to the Licensed Product. At Anacor's request, Licensee shall promptly assign (or cause to be assigned), such agreements to Anacor, to the extent such assignment is permitted under such agreement or, in the case that such agreements involve products other than the Licensed Product, to the extent that the portion of the agreement involving solely the Licensed Product can be assigned. In the event that such an assignment is not permitted under a particular clinical trial, contract manufacturing, or service agreement, then Licensee shall reasonably cooperate (at Anacor's request) to assist Anacor in obtaining the benefits of such agreement.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

          The Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Product from Licensee to Anacor pursuant to this Section 15.8 as soon as is reasonably possible.

          (c)   In the event of termination by Licensee pursuant to Section 15.5, Anacor shall pay Licensee a royalty on Net Sales of the terminated Licensed Product(s) in each relevant country in the Territory, to be determined as follows:

            (i)    in the event that the effective date of termination occurs after completion of a Phase III Study and prior to Regulatory Approval of the Licensed Product in such country, the royalty rate shall be [***]; or

            (ii)   in the event that the effective date of termination occurs after Regulatory Approval of the Licensed Product in such country, the royalty rate shall be [***].

          Such royalties shall be payable quarterly within sixty (60) days following the close of each calendar quarter. The term of such royalties shall expire on the tenth (10th) anniversary of the First Commercial Sale of the Licensed Product in the Territory.

          (d)   In the event of a termination that relates solely to a specific country or territory, then the provisions of this Section 15.8 shall apply mutatis mutandis solely with respect to the terminated countries.

        15.9    Additional Consequences of Termination.

          (a)   If Licensee terminates this Agreement pursuant to Section 15.5 prior to the grant of first Regulatory Approval in the United States for the Licensed Product and during an ongoing Phase II Study or Phase III Study, then, in addition to the activities described in Section 15.8, Licensee shall be responsible to pay Anacor all amounts required to complete the ongoing Phase II Study or Phase III Study up to [***]; provided, that no such payment will be due in the event of a termination described in Section 15.9(b) below. Such costs will be reimbursed through quarterly payments to be made by Licensee within thirty (30) days following receipt of detailed quarterly invoices to be issued by Anacor.

          (b)   If Licensee terminates this Agreement pursuant to Section 15.5 following (A) receipt of a written order by a Regulatory Authority to cease Development of the Licensed Product due to safety concerns or following receipt of pre-clinical or clinical data demonstrating or feedback from a Regulatory Authority stating that the Licensed Product raises a serious or significant safety concern and (B) a determination in good faith by Licensee's Clinical and Preclinical Safety and Surveillance Committee that the continued Development or Commercialization of the Licensed Product would not be ethical or in the best interest of patient safety, then (i) no reversion will occur with respect to the Licensed Product pursuant to the terms of Section 15.8, (ii) Licensee shall conduct an orderly wind-down of all Development activities (including without limitation those being performed by Licensee's Affiliates or Third Party contractors) with respect to the Licensed Product, and (iii) Licensee shall make all payments due and owing Anacor and to Third Parties with respect to the Licensed Product.

[***] THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

        15.10    Anacor Breach or Insolvency.    In the event that Anacor is in breach of the Agreement pursuant to Section 15.3 or is insolvency pursuant to Section 15.4 (and following the exercise of all rights under such Sections), any Licensee obligations in the following Articles of the Agreement shall be deemed null and void and of no further effect: 3, 4, 5 (other than Section 5.3), 6 (other than Sections 6.1 and 6.3), and 7.

        15.11    Survival; Accrued Rights.    The rights and obligations of the Parties under the following provisions of this Agreement shall survive expiration or any termination of this Agreement: Articles 1, 12, 13, 14, and 16; Sections 2.7, 4.5, 11.1, 11.2(a), 11.2(b), 11.2(c), 11.2(d), 11.2(e), 11.3(c)(ii), (iii), and (iv), 11.8, 17.3, 17.5, 17.7, 17.10, and 17.11. In any event, expiration or termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

ARTICLE 16
DISPUTE RESOLUTIONS; GOVERNING LAW

        16.1    Disputes.    Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.

        16.2    Arbitration.    If the Parties are unable resolve a given dispute pursuant to Section 16.1 within sixty (60) days of referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration in the manner described below:

        16.3    Arbitration Request.    If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the "Arbitration Request") to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

          (a)    Additional Issues.    Within ten (10) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

          (b)    No Arbitration of Patent/Confidentiality Issues.    Unless otherwise agreed by the Parties, disputes relating to patents and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.

          (c)    Arbitration Procedure.    The Arbitration shall be held in the continental United States under the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by Anacor, one (1) arbitrator will be selected by Licensee, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties (except for those remedies set forth in this Agreement). Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 16.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party's rights hereunder through specific performance, injunction or similar equitable relief.

          (d)    Costs; Satisfaction.    Each Party shall bear its own attorneys' fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

        16.4    Waiver.    By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

        16.5    Choice of Law.    The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles that would provide for application of the law of another jurisdiction.

ARTICLE 17
MISCELLANEOUS

        17.1    Assignment.    Either Party may assign this Agreement to any Affiliate of such Party without the prior written consent of the other Party; provided, that such Party provides the other Party with written notice of such assignment and remains fully liable for the performance of such Party's obligations hereunder by such Affiliate. Further, each Party may assign this Agreement without the prior written consent of the other Party, to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates; provided, that such Party provides the other Party with written notice of such assignment; provided further, that (i) if the Third Party that acquires or controls Anacor or Anacor's assets, as the case may be, following such a transaction is a Major Pharmaceutical Company (as defined below), then, upon written notice by Licensee, Anacor's Co-Promotion Option pursuant to Section 6.2 and the provisions of Section 3 of this Agreement shall terminate immediately and (ii) if the Third Party that acquires or controls Anacor or Anacor's assets, as the case may be, following such a transaction is Developing or Commercializing a pharmaceutical product for the treatment and/or prevention of onychomycosis, then, upon written notice by Licensee, the provisions of Section 3 of this Agreement shall terminate immediately. Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. Any assignment in violation of this Section 17.1 shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties hereto. Notwithstanding the foregoing, in the event that a Party assigns this Agreement to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates, the intellectual property rights of such successor in interest, and of any of its

Affiliates as of just prior to such assignment, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to the other Party under this Agreement. For purposes of this Section 17.1 only, "Major Pharmaceutical Company" means a Third Party company (including a pharmaceutical or biotech company or a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; but excluding Licensee, any Affiliates of the Parties, and any contract manufacturing organization) whose net sales (or reported equivalent) of human pharmaceutical products in the most recently completed fiscal year for which audited financial statements are publicly available exceed Five (5) Billion US Dollars as reported in such financial statements, or if not publicly available as provided by Anacor.

        17.2    Force Majeure.    If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such Party's control, such Party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention. The Party invoking such force majeure rights of this Section 17.2 must notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of fifteen (15) days of both the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds six (6) months, both Parties shall consult together to find an appropriate solution.

        17.3    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and, effective on the Effective Date, supersedes all previous agreements between the Parties with respect to the subject matter herein, whether written or oral, including without limitation the Existing NDA. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both Parties.

        17.4    Severability.    If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Article 14.

        17.5    Notices.    Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified or registered mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

If to Anacor:	Anacor Pharmaceuticals, Inc. 1060 East Meadow Circle Palo Alto, CA 94303-4230 Attention: Chief Executive Officer
with a copy to:	Anacor Pharmaceuticals, Inc. 1060 East Meadow Circle Palo Alto, CA 94303-4230 Attention: Chief Financial Officer

If to Licensee:	Schering Corporation 2000 Galloping Hill Road Kenilworth, NJ 07033 Attention: Senior Vice President, Global Licensing Fax No.: (908) 298-7366
with a copy to:	Schering Corporation 2000 Galloping Hill Road Kenilworth, NJ 07033 Attention: General Counsel Fax No.: (908) 298-2739

        17.6    Further Assurances.    The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

        17.7    Agency.    Neither Party is, nor will be deemed to be an employee, agent or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

        17.8    No Waiver.    Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

        17.9    No Strict Construction.    This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

        17.10    Headings.    The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

        17.11    Counterparts.    This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature Page Follows.]

        IN WITNESS WHEREOF, the Parties have executed this License, Development, and Commercialization Agreement through their duly authorized representatives to be effective as of the Effective Date.

ANACOR PHARMACEUTICALS, INC.		SCHERING CORPORATION
By:	/s/ David Perry	By:	/s/ Michael J. DuBois
Name:	David Perry	Name:	Michael J. DuBois
Title:	Chief Executive Officer	Title:	Vice President

EXHIBITS AND SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. ANACOR PHARMACEUTICALS, INC. UNDERTAKES TO PROVIDE COPIES OF THE OMITTED EXHIBITS AND SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

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LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 LICENSES
ARTICLE 3 JOINT STEERING COMMITTEE
ARTICLE 4 DEVELOPMENT; TRANSITIONAL DEVELOPMENT EFFORTS
ARTICLE 5 REGULATORY
ARTICLE 6 COMMERCIALIZATION
ARTICLE 7 DILIGENCE
ARTICLE 8 MANUFACTURING
ARTICLE 9 PAYMENTS
ARTICLE 10 PAYMENT; REPORTS; AUDITS
ARTICLE 11 INTELLECTUAL PROPERTY
ARTICLE 12 REPRESENTATIONS, WARRANTIES, AND COVENANTS
ARTICLE 13 CONFIDENTIALITY
ARTICLE 14 INDEMNIFICATION
ARTICLE 15 TERM AND TERMINATION